As filed with the Securities and Exchange Commission on November 9, 2007, Registration No. 333-145737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reflect Scientific, Inc.

(Name of small business issuer in its charter)

Utah                                                     3821                                                       87-0642556

 (State or jurisdiction of                  (Primary Standard Industrial            (I.R.S. Employer Identification No.)

        incorporation or organization)             Classification Code Number)

1270 South 1380 West

Orem, Utah 84058

(801) 226-4100

(Address and telephone number of principle executive offices)

1270 South 1380 West, Orem, Utah 84058

(Address of principal place of business)

Kim Boyce, Chief Executive Officer

Reflect Scientific, Inc.

1270 South 1380 West

Orem, Utah 84058

(801) 226-4100

(Name, address and telephone number of agent for service)

With Copies to:

Victor D. Schwarz

4764 South 900 East, Suite 3(A), Salt Lake City, Utah 84092

Telephone:  (801) 270-0930

Fax:  (801) 685-0949

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities being  registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.                                                                         [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering                                                                                                         [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering                                                                                                                                                [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement with the same offering                                                                                                                                              [     ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box  [     ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per unit(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock 0.001 par value (1)	3,846,154	$1.47	$ 5,653,846	$ 173.57
Common Stock 0.01 par value (2)	807,692	$1.47	$ 1,187,307	$ 36.45
TOTALS	4,653,846		$ 6,841,153	$ 210.02

(1)     Represents shares of common stock convertible under 12% Senior Convertible Debenture dated June 29, 2007.

(2)    Represents shares issuable on payment of interest on 12% Senior Convertible Debenture dated June 29, 2007, assuming each share can be used to pay $0.65 of interest due on such debenture.

(3)     Offering price is based on the average between the bid and ask price on November 5, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

REFLECT SCIENTIFIC, INC.

4,653,846 shares of Common Stock, 0.01 par value

This prospectus relates to periodic offers and resales of an aggregate of 4,653,846 shares of our common stock held by certain selling security holders which includes:

3,946,154 shares of our common stock underlying 12% senior convertible debenture;

807,692 shares of our common stock underlying future interest payments.

All shares are being offered through the selling security holder.  We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board (“OTCBB”) or other trading markets or exchanges where our stock trades or by agreement between selling security holder and the buyer during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.  Our common stock is quoted on the OTCBB under the symbol “RSCF.” On October 17, 2007, the closing price for our common stock was $1.45 of per share.

A current prospectus must be in effect at the time of the sale of the shares of common stock offered herein.  Each selling shareholder of the common stock is required to deliver a current prospectus upon the sale.  In addition, for the purposes of the Securities Act of 1933, selling shareholders may be deemed underwriters.  Therefore, the selling shareholder may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2007.

REFLECT SCIENTIFIC HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE.  BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES.  THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

REFLECT SCIENTIFIC HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, REFLECT SCIENTIFIC, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

IN THIS PROSPECTUS, REFERENCES TO “REFLECT SCIENTIFIC,” “THE COMPANY,” “WE,” “US,” AND “OUR,” REFER TO REFLECT SCIENTIFIC, INC., AND ITS SUBSIDIARIES.

Prospectus Summary

This summary highlights information contained in this prospectus and may not contain all of the information that should be considered prior to investing in our shares.  We encourage you to read this prospectus in its entirety, with particular attention to the information under “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

THE OFFERING

Securities offered by Selling Stockholders	4,653,846 shares of common stock

Common stock outstanding before the offering	34,019,483

Common stock to be outstanding after the offering	38,673,329

Use of proceeds

The only proceeds will be from the exercise of warrants.  Initially, we do not expect the warrants to be exercised until all of the Debentures are converted.  If the warrants are exercised, we will use the funds received for general working capital.

OTC bulletin board symbol	RSCF

Risks

As part of your evaluation, you should take into account not only our business approach and strategy, but also special risks we face in our business.  For a detailed discussion of these risks and others, see “Risk Factors” beginning on page 5.

Overview

Reflect Scientific is engaged in the manufacture and distribution of products targeted at the life science market. Our customers include hospitals and diagnostic laboratories, pharmaceutical and biotech companies, universities, government and private sector research facilities as well as chemical and industrial companies.

Reflect Scientific was organized under the laws of the State of Utah on November 3, 1999, under the name “Cole, Inc.”  On December 31, 2003, we acquired Reflect Scientific, Inc., a California corporation and currently our wholly-owned subsidiary, changed our name to “Reflect Scientific, Inc.” and succeeded to the business operations of Reflect Scientific, Inc., that involved the manufacture and distribution of laboratory consumables and disposables such as filtration and purification products, customized sample handling vials, electronic wiring assemblies, high temperature silicone, graphite and vespel/graphite sealing components for use by original equipment manufacturers (“OEM”) in the chemical analysis industries, primarily in the field of gas/liquid chromatography.  Since the acquisition of our lifescience business, we have acquired several other companies in an effort to expand our product lines and expertise.

Our goal is to provide our customers with the best solution for their needs. This philosophy extends into our business strategies and acquisition plans. Through a series of strategic acquisitions in 2006 and 2007, we now offer a greatly expanded line of products that take advantage of market needs. Our growing product portfolio includes ultra low temperature freezers and chemical detectors, in addition to supplying OEM products to the life science industry.

Our Visacon brand chemical detectors provide our OEM customers a cost effective detection product that allows them to extend their markets. Detectors use patented optical detection technologies that can be tailored for pharmaceutical, biotechnology or other life science applications.

Our Cryometrix brand ultra low temperature freezers innovative design enables our customers to save on energy costs related to cryogenic storage. Ultra low temperature freezers are used world wide for the storage of vaccines, DNA, RNA, proteins and many other biological and chemical samples. There is a growing need for energy efficient, reliable ultra low temperature storage units.  We will continue to expand into this growing market with the Cryometrix freezer.

Summary of Financial Information

We reported revenues of approximately $4,555,637 and a net loss of approximately $1,414,760 for the six-month period ended June 30, 2007.  At June 30, 2007, we had cash and cash equivalents of approximately $1,885,443 and working capital of approximately $3,652,940, which represented an increase in working capital of approximately $2,884,086 from the amount reported at December 31, 2006, of approximately $768,854. The increase in our working capital is related to funds received as a result of the completion of a private placement of 12% senior convertible debentures in which we raised $2,500,000. We believe our revenue stream will increase as we continue to grow our business, allowing us to continue to meet our existing and new financial obligations.

The following table shows selected summarized financial data for Reflect Scientific at the dates and for the periods indicated.  The data should be read in conjunction with the financial statements and notes included in this prospectus beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

	For the Year Ended December 31, 2006 (Audited)	For the Year Ended December 31, 2005 (Audited)	For the Six Months Ended June 30, 2007 (Unaudited)
Revenues	$2,572,955	$2,241,069	$4,555,637
Cost of Goods Sold	$1,519,547	$1,323,883	$2,400,567
Operating Expenses	$2,181,850	$852,862	$3,084,985
Net Income (Loss)	$(978,630)	$38,163	$(1,414,760)
Basic Income (Loss) per Share	$(0.03)	($0.03)	$(0.04)
Weighted Average Number of Shares Outstanding	28,432,024	24,441,014	30,718,815
BALANCE SHEET DATA:
	December 31, 2006	June 30, 2007 (Unaudited)
Total Current Assets	$1,039,277	$4,238,772
Total Assets	$6,342,473	$12,215,605
Total Current Liabilities	$270,423	$585,832
Working Capital	$768,854	$3,652,940
Shareholders’ Equity	$6,010,344	11,862,252

Corporate Information

We were incorporated in 1999 in Utah.  Our principal office is located at 1270 South 1380 West, Orem, Utah 84058.  Our telephone number at this location is (801) 226-4100.  We also maintain a regional office in San Jose, California and Bozemen, Montana.

Risk Factors

An investment in our common stock involves a high degree of risk, and should not be made by anyone who cannot afford to lose their entire investment.  You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our common stock.  Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment if any of the following risks were to occur.

We are currently losing money and even with recent capital infusions, we will need to reduce our losses if we are to survive.

For the six months ended June 30, 2007, we had a net loss of $1,414,760 on revenues of $4,555,637.  We cannot continue to cover the current losses and are striving to reduce the losses.  We are hopeful that with the completion of the acquisitions started in 2006 and the addition of the new products to our portfolio, we will see revenues increasing and be able to cover our expenses.  Several of the companies we acquired have products in the early phase of commercialization so we do not have a track record on which to base an estimate on future sales.  Accordingly, we are analyzing our expenses and seeing were we can make adjustments to reduce our overall cost.  If we are not successful in increasing revenues and/or reducing cost, there will be a substantial question as to our long term viability.

Our business consist of multiple companies that were brought together over the last year and the integration of the diverse product line and work force may be difficult and in the end may be unsuccessful.

Our business model for the last year and a half was focused on the acquisition of several companies that we believed had niche products with competitive advantages over existing products on the marketplace.  Most of the companies we acquired had products in the very early stage of commercialization.  As a result of our acquisitions which were only completed during the first quarter of 2007, our management is stretched and integrating the different companies has been time consuming.  We are looking to hire additional personnel, including a chief financial officer, but have not had the resources to make this commitment until recently.  Our future success with these diverse companies is still unknown and an investor in Reflect Scientific will not have a track record to analyze in making a decision on if we are a good investment and if we will be successful integrating these acquisitions.

Our lack of capital limits our ability to compete in the market place, which can adversely affect our market share, revenue and gross margins.

Many of our competitors are substantially larger and better financed then we are.  Although we recently completed a round of financing, we continue to lose money.  Accordingly, we are limited in our ability to provide the marketing and research and development dollars that many of our competitors are able to invest.  We are hopeful with the completion of our last acquisition, some administrative expenses will be reduced particularly associated with legal, accounting and consulting cost; however, even with reductions in these categories we must start making money to be able to invest the dollars needed to stay competitive in the marketplace.  If revenues do not improve, we may have to seek additional financing and there can be no assurance additional capital will be available.

Several of our key products are in the early phase of commercialization so their long-term acceptance by the marketplace is unknown, and if they are not accepted, our ability to continue will be questionable.

Several of our products, including our freezers and detectors, have only recently been introduced on a commercial basis to the marketplace.  Although we are hopeful on the products long-term acceptance, at this time, there is no assurance that they will be accepted by the marketplace or that there will not be another product which supersedes them before they can obtain a foothold.  Much of our future success is dependent on these freezers and detectors and if they are not successful, our long term profitability will be very questionable.  Investors in Reflect Scientific will not have the advantage of being able to look to a mature product or long-term revenue streams when making an investment decision.

Our inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees and their customer relationships, as well as our proprietary technology and patents, which we attempt to protect with combination of patent, trademark and trade secret claims as well as with our confidentiality procedures and employee contract provisions. These legal protections afford only limited protection and are time consuming and expensive to maintain. Further, despite our efforts, we may not prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property. Our employees, customer relationships and intellectual property may not provide us with a competitive advantage adequate to prevent the competitors from entering the markets for our products and services. Additionally, our competitors, which are larger and better financed, could independently develop non-infringing technologies that are competitive with, and equivalent or superior to our technology.

The departure of certain key personnel could affect the financial condition of Reflect Scientific due to the loss of their expertise and customer relationships.

Certain key employees, primarily Kim Boyce and Tom Tait, are very closely involved in our business and have day-to-day relationships with critical customers.  One of the key aspects in the purchase of our initial technology was the ability to obtain the employees responsible for developing our technology.  The loss of these employees would severely hinder our ability to develop new products and improve on existing products and technology.  Competition for highly skilled business, product development, technical and other personnel is intense, and we may not be successful in recruiting new personnel or in retaining our existing personnel.  With the size and funding advantages enjoyed by our competitors, it may be difficult to keep key employees, particularly those in the scientific fields. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our employees.  Although we do maintain employment contracts with key employees, these contracts may not be sufficient to keep the employees from leaving.

We face numerous competitors and as a result, we may not get the business we seek.

We have many competitors with comparable technology and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Many of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products and services.

We are a small company that relies on a few significant employees to ensure that our business operates efficiently.  If we were to lose one of these employees it would effect our business operations and we would experience difficulty in replacing one of these employees.

Other larger companies have greater capital resources and therefore greater recruitment capability than Reflect Scientific.  This may limit our ability to hire new talent and retain current employees. We have a very small staff of executives and significant employees.  We rely on our executive officers, senior management and significant employees to ensure our business operates efficiently.  The loss of such an employee could harm our business.  We believe that our success in this business depends on our ability to continue to attract and retain highly skilled and knowledgeable staff.

Trading in our common stock is limited.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of its common stock could depress the trading price of its common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Our issuances of shares in connection with exercises of the Series A and B Warrants and conversions of the Debentures likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

The issuance of common stock in connection with exercises of the Series A and B Warrants and conversions of the Debentures by the Selling Shareholders may result in substantial dilution to the equity interests of holders of our common stock other than the Selling Shareholders.  Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with exercises of the Series A and B Warrants and conversions of the Debentures.  Furthermore, public resales of our common stock by the Selling Shareholders following the issuance of common stock in connection with exercises of the Series A and B Warrants and conversions of the Debentures likely will depress the prevailing market price of our common stock.  Even prior to the time of actual exercises, conversions, and public resales, the market “overhang” resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock, which could make it more difficult for existing investors to sell their shares of our common stock, and could reduce the amount they would receive on such sales.

There is an increased potential for short sales of our common stock due to the sales of shares issued to the Selling Shareholders in connection with the Series A and B Warrants and the Debentures, which could materially effect the market price of our stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock by the Selling Shareholders issued in connection with exercises of the Series A and B Warrants and conversions of the Debentures could encourage short sales of common stock by the Selling Shareholders or others.  A “short sale” is defined as the sale of stock by an investor that the investor does not own.  Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock.  Significant amounts of such short selling could place further downward pressure on the market price of our common stock, which could make it more difficult for existing shareholders to sell their shares.

The restrictions on the number of shares issued upon exercise of the Series A and B Warrants and on conversion of the Debentures may have little if any effect on the adverse impact of our issuance of shares in connection with exercise of the Series A and B Warrants and conversion of the Debentures, and as such, the Selling Shareholders may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

The Selling Shareholders are prohibited, except in certain circumstances, from exercising the Series A and B Warrants and converting amounts of the Debentures to the extent that the issuance of shares would cause any Selling Shareholder to beneficially own more than 4.99% of our then outstanding common stock.  These restrictions, however, do not prevent any Selling Shareholder from selling shares of common stock received in connection with an exercise or conversion, and then receiving additional shares of common stock in connection with a subsequent exercise or conversion.  In this way, a Selling Shareholder could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.  As a result, existing shareholders and new investors could experience substantial dilution in the value of their shares of our common stock.

The trading market for our common stock is limited, and investors who purchase shares from the Selling Shareholders may have difficulty selling their shares.

The public trading market for our common stock is limited.  As of the date of this registration statement, our common stock was listed on the OTC Bulletin Board.  Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained.  The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets.  Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by the Selling Shareholders in connection with the Series A and B Warrants, the Debentures.

As noted above, sales by the Selling Shareholders likely will result in substantial dilution to the holdings and interest of current and new shareholders.  Additionally, as noted above, the volume of shares sold by the Selling Shareholders could depress the market price of our stock.  These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.

We may face penalties if the registration process is delayed.

As a portion of our obligations under the sale of the Debentures and Warrants, we are required to file for registration for the underlying shares and to have the registration deemed effective by the SEC within certain time frames.  There is no assurance that we will meet those deadlines, despite all our efforts.  In the event of delay, we will incur financial penalties in accordance with the transactional documents.  The use of resources to cover these obligation will take them from other plans and needs within Reflect Scientific.

We are considered a penny-stock, which may limit the market for our common equity securities.

Our common stock is quoted on the OTCBB and currently trades below $5.00 per share.  For much of our history our shares have been treated as "penny stock" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks.  These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market.  In general, penny stocks are low priced securities that do not have a very high trading volume.   Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.  Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or “accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities.  A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The market for our common stock is limited and there are no assurances an active market for our common stock will ever develop.  Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

You will not receive dividend payments.

We have not paid and do not plan to pay dividends in the foreseeable future even if our operations are profitable.  Additionally, under the terms of the Debentures, we are not permitted to pay a dividend while they are outstanding. Earnings, if any, will be used to expand our operations, hire additional staff, pay operating expenses and salaries, rather than to make distributions to shareholders. Future value of an investment will be tied to an increase in Reflect Scientific’s enterprise value and/or market price of our common stock, if trading on an exchange or market.

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

The board of directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the board of directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock in this offering. Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of shareholders and may further dilute the book value of Reflect Scientific’s shares. It is likely we will seek additional capital in the future to fund operations. Any future capital will most likely reduce investors in this offerings percentage of ownership.

Current management owns most of the shares and will control Reflect Scientific.

Current shareholders and managers own 18,329,250 shares of common stock or 53.88% of the issued and outstanding shares.  As a result, management will most likely be in a position to elect the Board of Directors, to dissolve, merge or sell our assets, and to direct our business affairs without shareholder input or consent. Until all of the Debentures are converted and Warrants exercised, current management will continue to be able to be in control on any matters submitted to a shareholder vote.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds upon the resale of shares by the selling security holders. Any proceeds that we receive will be from the selling security holders upon the exercise of the outstanding warrants.  We will use these proceeds for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised or that any of the debentures will be converted.

Determination of Offering Price

Our common stock will be offered by the selling security holder in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be resold directly by the selling stockholders in the open market at prevailing prices or through negotiations between selling shareholder and prospective buyer or  through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

Selling Security Holder

On June 29, 2007, Reflect Scientific and the selling security holders executed a securities purchase agreement which involved the sale of 12% Senior Convertible Debentures (the “Debentures”) and 3,846,154 warrants (“Warrants”) consisting of 1,923,077, both of which underlie an aggregate 8,500,000 shares of our common stock.  The closing for this transaction occurred on June 29, 2007.

This prospectus, and the registration statement of which it is a part, cover the resales of the shares to be issued to the Selling Shareholders, in connection with shares of common stock issued on conversion of Debentures and payment of interest with shares of our common stock.  Although we believe we will have the ability to repay the Debenture over the terms of the Debenture, if the price for our common stock is above the conversion price, and there is sufficient liquidity in our stock for the Selling Shareholder to sell shares received on conversion of the Debenture, it is likely the Selling Shareholders would elect to convert the Debenture into shares of common stock rather than having us pay the Debenture off.

The following table provides information about the actual and potential ownership of shares of our common stock by the Selling Shareholders in connection with the conversion of the Debentures and exercise of the Series A and B Warrants, and the number of our shares registered for sale in this prospectus.  We are contractually obligated to register for resale amounts equal to 100% of the shares issued upon conversion of the Debentures and exercise of the shares issuable upon exercise of the Series A and B Warrants.  This prospectus and the registration statement of which it is a part covers the resale of up to 4,653,846  shares of our common stock issued or issuable to the Selling Shareholders in connection with conversions of the Debentures and payment of interest thereon.  We will file a separate registration statement in the future to cover the Series A and B Warrants once such registration statement is warranted by the pending exercise of the Warrants.

Under the terms and conditions of the Debentures and the Series A and B Warrants, each Selling Shareholders is prohibited from converting the Debentures or exercising the Series A and B Warrants that would cause such Selling Shareholder to beneficially own more than 4.99% of the then-outstanding shares of our common stock following such issuance.  This restriction does not prevent any Selling Shareholder from receiving and selling shares and thereafter receiving additional shares.  In this way, a Selling Shareholder could sell more than 4.99% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 4.99% of the outstanding Reflect Scientific common stock at any one time.  For purposes of calculating the number of shares of common stock issuable to the Selling Shareholders assuming a conversion of the Debenture and the payment of the interest thereon in shares of our common stock and the exercise of the full amount of the Series A and B Warrants, as set forth below, the effect of such 4.99% limitation has been disregarded.  The number of shares issuable to a Selling Shareholder as described in the table below therefore may exceed the actual number of shares such Selling

Shareholder may be entitled to beneficially own under the terms and conditions of the Debenture and Series A and B Warrants.  The following information is not determinative of any Selling Shareholder’s beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.  The selling security holders are:

Shareholders	Number of Shares Beneficially Owned	Percentage of Outstanding Shares (1)	Number of Shares Being Registered	Registered Shares as a Percentage of Outstanding Shares
Dynamic Decisions Growth Premium(2) 25 Cabot Square London, E14, 4QA	930,769	2.7%	930,769	2.7%
Chestnut Ridge Partners, LP(3) 50 Tice Blvd Woodcliffe Lake, NJ 07677	850,000	2.4%	465,384	1.37%
Enable Growth Partners, LP(4) One Ferry Building, Suite 255 San Francisco, CA 94111	4,760,000	12%	2,606,155	7.66%
Enable Opportunity Partners, LP(5) One Ferry Building, Suite 255 San Francisco, CA 94111	892,500	2.6%	488,654	1.4%
Pierce Diversified Strategy Master Fund, LLC ENA(6) One Ferry Building, Suite 255 San Francisco, CA 94111	297,500	0.87%	162,884	0.48%
Total	7,730,769 ========	22.7% ======	4,653,846 ========	12.68% ======

______________________

(1)           As noted above, the Selling Shareholders are prohibited by the terms of the Debentures and Series A and B Warrants from converting amounts of the Series A Notes or exercising the Series A Warrants that would cause it to beneficially own more than 4.99% of the then outstanding shares of our common stock.  The percentages set forth are not determinative of any Selling Shareholder’s beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.  Inasmuch as the total allowable amount of stock at the 4.99% level is based on the “then outstanding share” count, these numbers are computed as the minimum amount that would be available to be converted in the event that the only additional issued (then outstanding) shares were the shares issued to the individual Selling Shareholder.  The number of shares actually issuable will be subject to the then number of Selling Shareholders that convert the Debentures and exercise the Warrants.  All percentages assume 34,019,483 issued and outstanding shares of common stock at November 5, 2007.

Percentages assume the conversion only of the individual shareholders ownership position to the issued and outstanding amount.

(2) Dynamic Decision Growth Premium investment making authority and dispositive power over the shares is vested in Alberto Micalizzi, the chairman of the fund.

(3) Chestnut Ridge Partners, LP investment making authority and dispositive power over the shares is vested in Kenneth Pasternak, managing member of the general partner of the fund.

(4) Enable Growth Partners, LP investment making authority and dispositive power over the shares is vested in Mitch Levine, managing partner of the fund.

(5) Enable Opportunity Partners, LP investment making authority and dispositive power over the shares is vested in Mitch Levine, managing partner of the fund.

(6) Pierce Diversified Strategy Master Fund, LLC ENA investment making authority and dispositive power over the shares is in Mitch Levine, managing partner of the fund.

All selling shareholders purchased in a private placement of completed in June 2007.  The private placement consisted of Debentures along with series A and series B common stock purchase warrants (“Series A Warrants” and  “Series B Warrants.”  Set forth below is the amounts purchased along with the warrant allocation to each selling shareholder:

Shareholders	Debentures Purchased	Series A Warrants	Series B Warrants	Interest Shares
Dynamic Decisions Growth Premium	$500,000	-	-	161,538
Chestnut Ridge Partners, LP	$250,000	192,308	192,308	80,769
Enable Growth Partners, LP	$1,400,000	1,076,923	1,076,923	452,308
Enable Opportunity Partners, LP	$262,500	201,923	201,923	84,808
Pierce Diversified Strategy Master Fund, LLC ENA	$87,500	67,308	67,308	28,269
Total	$2,500,000	1,538,462	1,538,462	807,692

Interest shares has been calculated based on a two years of interest payments which may be paid in shares of common stock.  For purposes of calculating the interest to be paid in shares of common stock we have assumed the conversion price of the Debentures of $0.65 will be the dollar amount assigned to each share of common stock issued on the payment of interest.  The first quarter’s interest payments were prepaid in cash and have been deducted from the interest calculations.  Interest is calculated based on 12% per year.  We have assumed for all calculations that the entire amount of the Debentures remains outstanding for the balance of its term which would be June 29, 2009.  Accordingly, if the entire debenture remains outstanding, interest payments of $300,000 would be due each year or $75,000 per quarter.  Presently, the first quarter payment, which was due on October 1, 2007, has been paid in cash leaving $225,000 in payments for the first year and a total of $525,000 in payments until maturity of the Debentures.  We have assumed an interest payments with shares of our common stock would be made at the current conversion price of $0.65 per resulting in a total possible shares of 807,692.  This assumes we pay all interest payments with shares of our common stock.

The selling security holders have never in the past nor currently held a position or office with Reflect Scientific.  The selling security holder have not had any material relationship with Reflect Scientific during the last three (3) years.

Information on Selling Shareholders’ Investment

Based on the price of our common stock on the date of the sale of the Debentures, the shares to be registered for the Selling Shareholders would have had a market value of:

	Number of Shares	Market price Per Share on June 29, 2007	Total Dollar of Shares on June 29, 2007 (Assuming Market Price)
Shares Registered for Conversion of Note	3,846,154	$1.70	$6,538,462
Shares Registered for Payment of Interest on Notes	807,692	$1.70	$1,373,076
Total Shares	4,653,846	$1.70	$7,911,538

Based on the purchase of the Debentures and the cost associated with such sale, we received net proceeds on the Debenture sale of:

	Payments Made or to Be Made First Year	Proceeds to Company
Gross Proceeds		$2,500,000
Placement Agent Fees	$250,000
Prepaid Interest for first 2 quarters(1)	75,000
Professional Fees (Attorney)	27,787
Total Fees First Year	$352,787	352,787
Net Proceeds to Company After One Year		$2,147,213

_________________________

(1)  At closing we pre-paid the first quarter of interest with such payments placed into an escrow account.  We anticipate the Selling Shareholders to request the interest payments be made with shares of our common stock as long as our stock price is above the set interest conversion amounts which we estimate will be $0.65 per share.

If our stock price remains at current levels, we estimate the Selling Shareholders would receive proceeds from the conversion of the Debentures and interest of:

	Principal and Interest Amount	Conversion Price Per share(1)	Number of Shares upon Conversion	Market Price Per share on June 29, 2007	Market Value of Shares on June 29, 2007	Total Possible Discount to Market
Shares Issuable for Conversion of Notes	$2,500,000	$0.65	3,846,154	$1.70	$6,538,462	$4,038,462
Shares Issuable for Payment of Interest on Notes	$525,000	$0.65	807,692	$1.70	$1,373,076	$848,076
Total Shares			4,653,846	$1.70	$7,911,538	$4,886,538

_______________________

(1) We have assumed a conversion price of $0.65 as set forth in the Debentures.  The conversion price would be reduced if we sold equity securities at less than $0.65 per share.  At this time we would not expect to sell shares at below this price.  The interest conversion is based on the $0.65 or, if lower 85% of our average trading price.  At this time, our stock is above these conversion amounts and we have assumed a $0.65 price on interest payments.

In addition to the shares being registered for the Selling Shareholders herein, the Selling Shareholders hold Series A and B Warrants.  The following chart shows the Selling Shareholders warrant position based on the exercise price of the Warrants and the market price of our common stock on the date of the placement of the Warrants on June 29, 2007:

	Total Number of Shares on Full Exercise	Market Price Per share on June 29, 2007	Exercise Price of Warrants	Profit Per Share	Total Combined Market Price	Total Combined Exercise Price	Total Possible Discount to Market
Shares Issuable on Exercise of Series A Warrants	1,923,077	$1.70	$0.80	$0.90	$3,269,230.90	$1,538,461.60	$1,730,769
Shares Issuable on Exercise of Series B Warrants	1,923,077	$1.70	$1.00	$0.70	$3,269,240.90	$1,923,077.00	$1,346,153.90
Total Shares	3,846,154						$3,076,923.20

Based on the price of our common stock on June 29, 2007, and the net proceeds received by Reflect Scientific, we estimate Selling Shareholders received:

Gross Proceeds			$ 2,500,000
Fees and Cost of Placement:
Placement Agent Fees	$ 250,000
Professional Fees (attorney)	27,787
Prepaid Interest (October 2007 Quarter)	75,000
Total Out of Pocket Cost of Placement		$ 352,787
Discount to Market on Shares Receivable on Note Conversion		4,886,538
Out of Pocket Cost of Placement including Discount to Market			$ 5,239,325
Cost as a Percentage of Offering			209%
Cost as a Percentage of Offering over the term of Debenture			104%

The above costs do not include interest payable on the Debentures for the quarters after October 2007.  Interest accrues and is due and payable quarterly at the rate of 12% per annum.  We have paid the October 2007 interest payment of $75,000.  The next interest payment is due on January 1, 2008.   We may elect to make future interest payments with shares of our common stock.

Plan of Distribution

The selling security holder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holder may use any of the following methods when selling shares:

(1)     Ordinary brokerage transaction and transactions in which the broker-dealer solicits purchasers;

(2)     Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(3)     Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(4)     An exchange distribution in accordance with the rules of the applicable exchange;

(5)     Privately negotiated transactions;

(6)     Settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

(7)     Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

(8)     Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

(9)     A combination of any such methods of sale; or

(10)   Any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

The selling security holder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Proceedings

We are not currently a party to any legal proceedings that we believe will have a material adverse effect on our financial condition or results of operations.

Directors, Executive Officers, Promoters and Control Persons

The following table identifies all directors and executive officers:

Name	Age	Position	Date of Election or Designation
Kim Boyce	52	President and Director	December 2003
Tom Tait	51	Vice President & Director	December 2003
Kevin Cooksy	45	Secretary/Treasurer	January 2005
Craig D. Morrison	63	Director	January 2005
David Strate	44	CFO	October 2007

The term of office of each director is one year and until his or her successor is elected at the annual shareholders’ meeting and is qualified, subject to removal by the shareholders.  The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

We do not have a standing audit, nominating or compensation committee.  The size our board has not permitted the board of directors to divide up some of the corporate governance provisions.  It is anticipated as our business expands, that board of director committees will be formed.  At this time, however, the exact timing and the nature of such committees is unknown.  As we expand our board and are able to attract independent directors we will form an audit and compensation committee.  We currently have only one independent director, Craig D. Morrison, and will seek additional directors with financial and accounting knowledge to serve on these committees.  At this time we do not know of any persons who will be nominated.

Biographical information

Set forth below is certain biographical information with respect to our existing officer and director.

Kim Boyce - CEO, Director

Mr. Boyce, 52, is the founder of Reflect Scientific and serves as President, Chief Executive Officer and Chairman of our Board of Directors.  Mr. Boyce founded Reflect Scientific in 1993. Mr. Boyce has over thirty years of experience in manufacturing, sales, distribution and management of scientific products related to companies in the chemical analysis, semiconductor fabrication and optics industries. His responsibilities have included serving as a Western Regional Sales Manager, OEM Special Accounts Manager, Plant Operations Manager and various other senior management positions within these industries.

Thomas Tait - Vice President, Director

Mr. Tait, 51, serves as Vice President. Mr. Tait brings experience with accelerated product development, “lean” process management tools, strategic market analysis and acquisition integration.  Mr. Tait joined us from Danaher Company where he was a Business Manager over a $120 million in sales product line.  Mr. Tait was with Danaher from 2002 to 2004, prior to joining Reflect Scientific in 2005. From 1998 to 2002, Mr. Tait was the General Manager HyperQuan, Inc., in Colorado Springs, Colorado. HyperQuan is a technology startup focused on analytical instrumentation. Prior assignments have included Product Manager J&W Scientific and Project Manager Varian Inc. He also co-founded ChiraTech Inc, a high technology Company that was sold to Thermo Electron Corporation. Mr. Tait holds an MBA in Technology Management from the University of Phoenix and a BS in Chemistry from Clarkson University. He also holds patents in Optics and MEMS technologies.

Kevin Cooksy - Secretary / Treasurer

Mr. Cooksy, 45, serves as the company’s secretary and treasurer with general responsibility for financial, legal and administrative matters. Over the last twenty years, Mr. Cooksy has served in corporate legal, corporate development and finance capacities with public and private emerging technology organizations in the commercial, academic and government sectors.  Mr. Cooksy has been with Agilent Technologies since 2005 in their Corporate Development group. Previously, Mr. Cooksy was a principal at Gerent LLC, a private consulting firm since 2001. He is an Honors Research Program graduate in Analytical Chemistry from Northern Illinois University and received his MBA (Finance) from The Lake Forest College Graduate School of Management (magna cum laude) and a Juris Doctor degree from the McGeorge School of Law, University of the Pacific.

Craig Morrison, MD- Board Member

Dr. Morrison, 63, serves on the Board of Directors. Dr. Morrison is a surgeon practicing in the State of Utah at the Brigham Young Student Health Center.  Dr. Morrison has been a practicing surgeon since 1978 at the following hospitals: Utah Valley Regional Medical Center, Orem Community Hospital, Colombia Mountain View Hospital and Central Valley Hospital. He has been an attending and consulting staff general surgeon since 1978. Dr. Morrison received his Doctor of Medicine Degree from the University of Oregon Medical School in 1970, followed by a pediatric internship and surgical residency at the University of Southern California-Los Angeles County Hospital and the Huntington Memorial Hospital in 1975.  He has provided his medical expertise and is one of the pioneering shareholders in the finance and development of Sanguine Corporation traded on the OCBB.  Sanguine Corporation is a company focused on developing synthetic alternatives to blood. Dr. Morrison will support the activities of the Board lending his knowledge of startup operations gained through his long experience and development of Sanguine.  Dr. Morrison is still a director at Sanguine Corporation.

David Strate

Chief Financial Officer

Mr. Strate, age 44, has been working as a CPA in public practice for over 14 years with an emphasis on public company auditing and review.  Mr. Strate was previously employed by HJ & Associates, LLC in Salt Lake City, Utah.  HJ & Associates, LLC is a certified public accounting firm.  Mr. Strate was employed by HJ & Associates, LLC from August 2000 to September 2007.  Prior to joining HJ & Associates, LLC, Mr. Strate was employed by Radiators, Inc., a regional wholesaler, as its corporate controller.  Mr. Strate received his BA degree in accounting from the University of Utah.  Mr. Strate does not have an employment contract.

Significant Employees

John Hammerman

Business Development & Marketing

Mr. Hammerman, 59, serves as Business Development & Marketing Director. Prior to joining us, Mr. Hammerman was employed for twenty-seven years by UOP. Mr. Hammerman’s most recent position was as General Manager, UOP Specialty Products that included responsibility for the Mat/Sen Analytical and Semiconductor Division. During his tenure, he also held the positions of Director Chemical Products, where he managed a $150 Million per year business unit; Manager International Sales and Market Development and Manager Commercial Development Group. Recent accomplishments include the formation and start up of a new joint venture company that provides custom separations and catalysis services to the Pharma/Biotech Industry. Mr. Hammerman received his BSc degree in Chemical Engineering from the University of Wales, United Kingdom. He is the holder of five U.S. patents.

Brian Smithgall

General Manager Image Labs

Mr. Smithgall, age 50, has been involved in the machine vision industry for 25 years. He started Image Labs International (previously known as Vision 1) in 1993 to provide the custom machine vision and imaging solutions. Mr. Smithgall holds an MS in Electrical Engineering from the University of Southern California, and led two successful startups before Image Labs. He is a long time member of SPIE, SME and IEEE, and is recognized as a Certified Manufacturing Engineer with the SME Machine Vision Association, a Senior Member of the IEEE, and on the Editorial Advisory Board of Advanced Imaging Magazine. Mr. Smithgall holds patents in image processing systems and has given numerous professional papers. He led Image Labs to its selection as an IC-500 company in 2000 and 2001.

Eric Pierson

General Manager Miralogix

Mr. Pierson, age 45, has been involved in all aspects of the development of the CatPro product line used for inspection of catalytic converter monoliths including product design, market development, customer and vendor relations and web site development. Prior to this Mr. Pierson was cofounder of Pathway Systems which designed and manufactured critical components and sub-systems used by leading semiconductor and rigid memory disk equipment manufacturers. He brings strong product development skills and valuable insight to the capital equipment manufacturing arena.

John Dain

General Manager All Temp Engineering

Mr. Dain, age 48,  has been involved in the field of controlled environments for 30 years. Co-founding All Temp Engineering in 1985, Mr. Dain was instrumental in growing the company and leading its development as an environmental service design company in the State of California through his expertise in engineering, attention to customer support and knowledge of cryogenic systems. Through his work with customers a new product direction was recognized and implemented via the founding of Cryomastor – a company that specializes in state of the art ultra-low temperature freezers. In addition to patents, Mr. Dain has memberships in several key engineering organizations.

Nicholas Henneman

Director of Manufacturing Cryometrix

Mr. Henneman, age 50, has been involved in environmental systems for 25 years. His experience spans control logic, human interface systems, cryogenic systems and management. As President and Director of Operations for All Temp Engineering, Mr. Henneman’s contribution to the growth of All Temp Engineering has been significant. His prior experience includes Section Head and Lab supervisor at Phillips Semiconductors.  He was also instrumental in applying his skills in developing the Cryomastor product.

Family Relationships

There are no family relationships between our officers and directors.

None of the aforementioned directors or executive officers have, during the last five (5) years, filed for bankruptcy, was convicted in a criminal proceeding or was the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and executive officers serving in any capacity for our Company, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of November 5, 2007, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of Reflect Scientific to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of Reflect Scientific and all executive officers and directors of Reflect Scientific as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 34,019,483 shares of common stock outstanding as of November 5, 2007, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

		Amount and Nature of	Percentage of Outstanding
Title of Class	Name and Address of Beneficial Owner	Beneficial Owner	Common stock

	Principal Shareholders
Common Stock	Kim Boyce 1270 South 1380 West Orem, Utah 84058	17,918,250	52.67%
Common Stock	Dain Family Revocable Trust 4057 Cienega Road Hollister, California 95023	2,530,000	7.44%
Common Stock	Nicholas J. Henneman P.O. Box 1175 5885 Diablo Hills Road Tres Pinos, California 95075-1175	2,470,000	7.26%
	Officers and Directors
Common Stock	Kim Boyce	17,918,250	52.67%
Common Stock	Tom Tait	161,000.47%
Common Stock	Kevin Cooksy	40,000.12%
Common Stock	Craig D. Morrison, M.D.	210,000.62%
	All directors and executive officers of the Company as a group (Four individuals)	18,329,250 ========	53.88% ======

Description of Securities

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of November 5, 2007, there were 34,109,483 shares of common stock outstanding and no shares of preferred stock outstanding.   The following description is a summary of our securities and contains the material terms of our securities.  Additional information can be found in our articles of incorporation, bylaws and other documents discussed below.

We are offering 4,653,846 shares of our common stock underlying shares convertible under the Debentures and an aggregate of 3,846,154 shares of common stock on exercise of Series A and B Warrants.  The Debenture shall be convertible into shares of common stock at any time after notice is given by the debenture holder. Series A Warrants entitles the holder to purchase a total of 1,923,077 shares of common stock at an exercise price of $0.80 and Series B Warrants entitles the holder to purchase a total of 1,923,077 shares of common stock at an exercise price of $1.00 per share.

Common stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which, the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.

We had previously authorized and issued a Series A Preferred Stock.  All shares issued under the series A preferred stock were subsequently converted into shares of common stock and there are no shares of preferred stock outstanding.

12% Senior Convertible Debenture

On June 29, 2007, we issued $2,500,000 in 12% Senior Convertible Debentures (“Debentures”).  The purchasers of the Debentures were the Selling Security holders listed in this prospectus.  The Debentures have a maturity date of June 29, 2009, and will accrue interest at a rate of 12% per annum. Payments of principal under the Debentures are not due until the maturity date and interest is due on a quarterly basis, however the Investors can convert the principal amount of the Debentures into common stock of the Company. Interest shall be payable at the option of the Company to the Investors either in cash or in registered common stock at a rate of the lesser of fifteen percent (15%) discount to the “market price” calculation or $0.65.  At the Closing, the Company prepaid the first quarterly interest payments out proceeds of the offering from escrow.  The conversion price of the Debentures is $0.65 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,846,154 shares. Accordingly, solely for purpose of illustration if a debenture holder wanted to convert $650 in principal of the debenture, the holder would receive 1,000 shares of our common stock.

Holders of Debentures may only convert that amount of the Debenture that will not make them more than a 4.99% holder of our common stock subject to a one time waiver, at the option of the holder, on not less than 61 days notice, that they would like to increase their ownership percentage of our common stock to 9.9%.  The conversion price will be reduced if we issue shares of common stock or securities convertible or exercisable into shares of our common stock at a price less than the conversion price of $0.65.  While the Debentures are outstanding, we cannot pay a cash dividend on our stock.  The Debentures will be considered in default if the registration statement registering the shares the Debenture converts into is not declared effective within 210 days of June 29, 2007.

The Debentures have anti-dilution protections, and Reflect Scientific has agreed to certain registration rights for the resale of the shares of common stock underlying the Debentures, for the resale of the shares of common stock underlying the Debentures and Warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”).

We believe we can make all payments required under the Debentures as long as our business continues to see increased sales and we move further towards profitability.  If the share price for our common stock stays above the conversion price of the Debentures and the Selling Shareholders have the ability to sell shares of our common stock received on conversion of the Debentures at a profit, we believe they will convert the Debenture.

Warrants

Reflect Scientific has 3,846,154 warrants outstanding representing 1,923,077 Series A Warrants and 1,923,077 Series B Warrants.  The warrants contain the same terms except the Series A Warrants have an exercise price of $0.80 per share of common stock and the Series B Warrants have an exercise price of $1.00 per share of common stock.   The warrants are exercisable at any time within five years from the issuance date of June 29, 2007.  The warrants have a cashless exercise feature allowing the holder to exchange warrants for shares with each warrant assigned a value of the difference between the exercise price and the current trading price.  The warrants “cashless” feature is contingent upon the expiration of one year from issuance and that there then be no effective registration statement covering the underlying shares.  No warrant holder may exercise warrants which would increase the holders share position of Reflect Scientific to more than 4.99% unless upon sixty one days notice the holder has requested such provision be removed in which case the holder may own up to 9.9% of Reflect Scientific’s common stock.  The exercise price will be reduced if Reflect Scientific issues shares of its common stock or rights to purchase shares of its common stock at a price less than the current exercise price.  In such a case, the exercise price is reduced to the price Reflect Scientific issued its shares or rights to purchase its shares for to other parties.

The warrants have anti-dilution protections, and Reflect Scientific has agreed to certain registration rights for the resale of the shares of common stock underlying the Warrants, pursuant to a registration rights agreement.

Registration Rights Agreement

In connection with the Securities Purchase Agreement dated June 29, 2007, we entered into a Registration Rights Agreement, pursuant to which we agreed to file a registration statement covering the resale of the shares of our common stock issueable upon the conversion and exercise of the Debentures and Warrants issued under the securities purchase agreement no later than August 29, 2007, and to use our reasonable commercial efforts to cause such registration statement to be declared effective no later than 180 days after such date. We must use our reasonable commercial efforts to keep the registration statements continuously effective under the Securities Act until such time as all of the securities, which are subject of such registration statement cease to be Registrable Securities. Reflect Scientific may suspend the effectiveness for not more than sixty (60) consecutive trading days during each year.

If we fail to have an effective registration statement on or before one hundred and eighty days from June 29, 2007, or if the registration statement is not effective on or before such date then Reflect Scientific shall pay to selling security holder as liquidated damages an amount equal to one and one half percent of the original amount raised of two million five hundred thousand dollars ($2,500,000).  Additionally, our Debentures my be considered in default if the registration statement is not effective within 210 days of the June 29, 2007 date.

The registration statement to which this prospectus is a part was filed for purposes of satisfying our obligations under the registration rights agreement.

Purchases of Equity Securities by Us and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2006, except Tom Tait, our Vice President and a director, purchased 3,000 shares in the open market on April 19, 2006, for $1.60 per share; and 3,000 shares in the open market on April 25, 2006, for $1.50 per share.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee. This prospectus and registration statement contains consolidated financial statements for the date and years ended December 31, 2006 and 2005, and for the three and six-month periods ended June 30, 2007 and 2006. The financial statements contained in this prospectus and registration statement for the years ended December 31, 2006 and 2005 have been audited by HJ & Associates, LLC, independent registered accounting firm, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

Victor D. Schwarz, PC provided the opinion attached hereto as Exhibit 5.1 stating that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our officers and directors may be indemnified as provided by the Utah Revised Business Corporation Act (the “URBCA”) and our bylaws. Under the URBCA, director immunity from liability to a company or its shareholders for monetary liabilities is permitted if contained in the company's articles of incorporation or bylaws. Excepted from that indemnification are:

(1)	an intentional infliction of harm on Reflect Scientific or its shareholders;

(2)

An intentional violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	An unlawful distribution.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for the indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by the director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

Reflect Scientific has agreed to indemnify, defend and hold the selling security holder harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of , result from or relate to any breach of the stock purchase agreement or failure to perform with respect to any of its representations, warranties, or covenants contained therein.    In no event shall Reflect Scientific or the selling security holder be entitled to recover consequential or punitive damages resulting from a breach or violation of the stock purchase agreement nor shall any party have liability in the event of gross negligence or willful misconduct or the indemnified party.

At this time, there are no current or pending lawsuits which would require indemnification.

Description of Business

Overview

Reflect Scientific is engaged in the manufacture and distribution of innovative products targeted at the life science market. Our customers include hospitals and diagnostic laboratories, pharmaceutical and biotech companies, universities, government and private sector research facilities as well as chemical and industrial companies.

Our goal is to provide our customers with the best solution for their needs. This philosophy extends into our business strategies and acquisition plans. Through a series of strategic acquisitions in 2006 and 2007, we now offer a greatly expanded line of products that take advantage of market needs. Our growing product portfolio includes ultra low temperature freezers and chemical detectors, in addition to supplying OEM products to the life science industry.

Our Visacon brand chemical detectors provide our OEM customers a cost effective detection product that allows them to extend their markets. Detectors use patented optical detection technologies that can be tailored for pharmaceutical, biotechnology or other life science applications.

Our Cryometrix brand ultra low temperature freezers innovative design enables our customers to save substantially on energy costs related to cryogenic storage. Ultra low temperature freezers are used world wide for the storage of vaccines, DNA, RNA, proteins and many other biological and chemical samples. There is a growing need for energy efficient, reliable ultra low temperature storage units.  We will continue to expand into this growing market with the Cryometrix freezer.

Organization

Reflect Scientific was organized under the laws of the State of Utah on November 3, 1999, under the name “Cole, Inc.”  On December 31, 2003, we acquired Reflect Scientific, Inc., a California corporation and currently our wholly-owned subsidiary, changed our name to “Reflect Scientific, Inc.” and succeeded to the business operations of Reflect Scientific, Inc., that involved the manufacture and distribution of laboratory consumables and disposables such as filtration and purification products, customized sample handling vials, electronic wiring assemblies, high temperature silicone, graphite and vespel/graphite sealing components for use by original equipment manufacturers (“OEM”) in the chemical analysis industries, primarily in the field of gas/liquid chromatography.

On November 29, 2005, we announced the execution of a Letter of Intent to acquire Cryomastor Corporation, a California corporation (“Cryomastor” [sometimes called “Cryometrix,” its amended name). On June 27, 2006, we completed the acquisition of Cryomastor pursuant to an Agreement and Plan of Merger (the “Cryomastor Merger Agreement”), which became our wholly-owned subsidiary; changed its name to “Cryometrix, Inc.”; and succeeded to its business operations, which involved the manufacture and sale of ultra low temperature freezers systems powered by liquid nitrogen for use in bio-repositories associated with the biotech and pharmaceutical industries, as well as government facilities, universities and many other diverse applications that require a large number of reliable and energy efficient freezers.

Effective as of April 4, 2006, we entered into a Purchase Agreement (the “JMST Agreement”) with JM SciTech, LLC, a limited liability company organized under the laws of the State of Colorado, and doing business as JMST Systems (“JMST”).  Pursuant to the JMST Agreement, we purchased and JMST sold all right, title and interest in and to the JMST Technology (the “JMST Technology”), as described in the JMST Agreement; and David Carver, a shareholder of JMST (“Carver”), conveyed and assigned any rights he had in and to certain patents (the “Carver Patents”) and related intellectual assets as described in the JMST Agreement (collectively, including the Carver Patents referred to herein as the “Carver Technology”).  JMST had created a line of chemical detection instruments that are used in the pharmaceutical, biotechnology and homeland security markets. The patented technology allows researchers to accurately analyze chemical formulations for their composition and identity.

On November 15, 2006, we entered into an Agreement and Plan of Merger (the “Image Labs Merger Agreement”) to acquire Image Acquisition Corp., a Georgia corporation by our wholly-owned subsidiary; Smithgall & Associates, Inc., dba Image Labs International, a Georgia corporation (“Image Labs”).  Established in 1993 and located in Bozeman, Montana, Image Labs is a manufacturer and developer of factory automation equipment. The primary product lines focus in the areas of automated inspection, measurement and material handling.  Effective February 28, 2007, the Image Labs Merger Agreement was completed.

On November 17, 2006, we entered into an Agreement and Plan of Merger (the “The All Temp Merger Agreement”) between our wholly-owned subsidiary,  Cryometrix, Inc. and All Temp Engineering Inc., a California corporation (“All Temp”).  All Temp is located in San Jose, California and has been providing engineered solutions and services to the cryogenics industry for over 23 years.  All Temp serves over 1,450 companies in business sectors such as biotech, pharmaceutical, medical devices, research, universities, semiconductor, aerospace, military and industrial food processing.  Effective January 19, 2007, the All Temp Merger Agreement was completed.

Business

Reflect Scientific designs, develops and sells scientific equipment for the Life Science and Manufacturing industries.  Since our wholly owned subsidiary, Reflect Scientific’s, organization in 1991, our focus is and has been on providing value added products, analytic testing equipment and stand alone products for the life science and industrial market place.  Reflect Scientific’s products range from non-mechanical CyrometrixTM freezers, products and parts for life science industry to tools and analytical services for industrial manufacturing.

All of Reflect Scientific’s products and services are developed with one key factor in mind-do they provide a superior cost/benefit to the customer than other products in the same marketspace.  With years of experience in the life science and industrial manufacturing markets, Reflect Scientific has been able to develop not only unique patentable products but products that we believe offer immediate advantages and cost savings over any other competing and existing products on the market.

We have developed a business model with a focus on intellectual expertise in design and development of products and solutions for life science and industrial manufacturing industries.  We outsource the majority of our manufacturing allowing us to maintain flexibility to develop products across multiple lines and industries.  Our strength is in providing products which we believe offer immediate verifiable cost saving solutions.

We have found many companies that can manufacture products to our specification allowing us to focus on our core competencies of development and design and maintain a flexible corporate structure capable of taking advantage of new opportunities without the large capital investment for tooling and manufacturing equipment.  This focus on the intellectual expertise as opposed to manufacturing of products also allows us to develop products along multiple industries and to tailor our products to specific needs in a variety of industrial settings.  Our products are sold in the biotechnology, pharmaceutical, medical industries as well as the manufacturing industries such as automotive.

PRODUCTS

Cryometrix Freezers

Our Cryometrix ultra low temperature freezers are, we believe, a technological breakthrough that provides energy savings and other critically important benefits to cryo-storage customers in the Life Science related industries.  Ultra low temperature freezers are used in multiple industries for the storage of everything from blood to cancer vaccines.  These freezers are used by companies and organizations like the Red Cross, hospitals and biotechnology research facilities.

Currently, the only ultra low temperature freezers are produced by only a few companies and rely on a mechanical process for cooling.  Because of inadequacies in the mechanical process, we believe there is wastage of inventory each year because of the problems of proper cooling found in the mechanical freezers.

Our freezers are a complete divergence from the current technology used in ultra low temperature freezers.  Through the advantages of our technology, we believe, our freezers solve the current inadequacies resulting in immediate cost savings for our clients.   Current cryogenic storage equipment falls short of customer expectations in a variety of key performance criteria.

▪ High energy usage – a growing problem with rising energy costs

▪ Inflexible temperature range – existing units cannot be easily modified for colder requirements (colder temperatures are an industry trend)

▪ Sample inventory is at risk in the event of a power failure

▪ Poor temperature uniformity –samples in different areas of the freezer can experience wide variations in temperatures which is undesirable from a regulatory standpoint.

Our Cryometrix ultra low temperature freezer uses a new patented design which is powered by liquid nitrogen. Through the use of a liquid nitrogen powered freezer system we are able to address the market need for:

▪ Low energy requirements

▪ Flexible temperature control – wide range of usable temperatures

▪ Power failures have little effect - uses passive liquid nitrogen technology rather than electrically powered compressors.

▪ Uniform temperatures throughout freezer – more usable storage volume

▪ Much larger storage volume per area of floor space occupied – reduced facilities cost

▪ Reliable and essentially maintenance free; further lowering cost of ownership

We believe existing freezers are outdated and our freezers will be the direction the industry will move offering us a chance to gain a significant market share in this large market.

Detectors

Our chemical detector products serve the analytical instrumentation sector of the Life Sciences market. These optically based chemical detection instruments provide a cost-effective, high-performance alternative for original equipment manufacturers (OEM).   One major use for these detectors is the analysis of whole blood for metabolic diseases.

Companies that manufacture beneficial chemicals or biotechnology products are often required to develop a methodology to detect their presence in the environment or in living tissue. Recent market trends have been toward the creation of a dedicated system that is specific for a particular chemical.  As the market expands for dedicated instrumentation, certain critical issues arise.

▪ Lack of high quality, high performance OEM instrumentation - large instrument manufacturers sell the service/instrument combination only under their own brand name

▪ High price points - instrument company structure does not allow value pricing

Our products provide the building blocks to create such a system. Patented technology provides an array of benefits to the OEM customer.

▪ High performance instrumentation - meets or exceeds industry standards for chemical detection

▪ Technological breakthroughs provide cost-effective detection instrument solutions

▪ Versatile configurations allow tailoring to specific customer need without the necessity for expensive custom engineering

▪ Certified by various regulatory agencies for sale worldwide

With the expanding focus on the need for detectors we designed a base system that can be tooled for multiple uses offering flexibility to our customers.  We intend to further penetrate the dedicated OEM instrument market through new product development and continued cost reductions in manufacturing to meet price points.

Reflect Scientific is also poised to provide consumables to the same group of customers that purchase detectors. This one stop shopping is very attractive to customers and is unique in the OEM supply industry further making Reflect Scientific the choice for OEMs.

Testing Equipment

Out testing equipment provides automated inspection products and services including part handling and automation to manufacturers of automotive and diesel catalysts and filters, exhaust systems, and OEM’s including inspection of in service components such as Diesel Particulate Filters. Although there are several markets that can be addressed with these products the first to be accessed is the automotive industry. The inspection product for this market takes advantage of the increased focus on environmental protection with respect to emissions from gas and diesel engines as well as the increased attention to 100% inspection directives from OEM’s. Environmental Protection Agency (EPA) Tier 2 emission standards on diesel cars and light trucks will be phased in from 2004 – 2010 and beyond.

Through our subsidiary, CATPRO, Inc., we will continue forward with the CATPRO line using its presence in the market and its strength as a product to position itself as a key supplier of automation equipment, inspection equipment and data management solutions.

Competition

The environment for our products and services is intensely competitive. Although the complexity of the products we produce limits the number of companies we compete with, the companies with competing technology are generally larger and often subsidiaries or divisions of very large multinational companies.  Our competitors’ size and association with large multinational companies creates advantages over us in the ability to access potential customers.  Many potential customers already purchase products either directly from our competitors or from another subsidiary of these large multinational companies creating natural inroads to sales that we do not possess.

Given our relative size verses our competitors, we often have to seek niche markets for our products or focus on selling components to be used in our competitors larger detection units.  We believe, however, that our technology and experience in the ultra low freezers and detectors allows us to be competitive in our markets.  However, since our products are new to the marketplace, the products long term commercial acceptance is still unknown.  Most of our products compete against multiple competitors with our refrigeration products competing primarily against Thermo Fisher Scientific and Sanyo Corporation.

Growth Plan

We continue to evaluate acquisitions of businesses and technologies to enhance our revenues in the Life Science market. To that end, we recently completed the acquisition of All Temp and Image Labs, and we acquired Cryometrix in June, 2006.

We intend to seek to expand the applications for our products and equipment into additional markets as we develop brand recognition.  We hope to be able to leverage off of our existing products and name recognition as we continue forward using our existing offerings and product strength to position us as a key supplier of automation equipment, inspection equipment and cryogenic storage solutions.  This strategic plan will also allow for further diversification of our customer base.

All Temp provides service and installation of ultra low temperature freezers and other environmental chambers. A strong synergy with the Cryometrix freezer products also exists.  We will be able to further vertically integrate our freezer line of business and gain revenues from service contracts, installations and other services provided by All Temp.

Image Labs expertise is in the field of machine vision and robotics. A key component to product extension of the Cryometrix freezers is automation. Image Labs will provide the necessary technology to create product line extensions that integrate automation into existing products. Larger automated freezer systems are used world wide for the storage of vaccines and tissues and will allow Reflect Scientific to participate in this market.

CatPro, a division of Image Labs, provides automated inspection products and services, including part handling and automation to manufacturers of automotive and diesel catalysts and filters, exhaust systems and OEM’s, and inspection of in service components such as Diesel Particulate Filters.

Manufacturing, Supplies, and Quality Control

Many of our products are manufactured by third party manufactures, including our ultra low temperature freezers. We believe by outsourcing our manufacturing we are able to reduce the overall cost of our products.  We do manufacture some products which are less labor and parts intensive in our facility in Orem, Utah.

Regulation and Environmental Compliance

Presently, none of our products are in highly regulated industries.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Sources and availability of key materials and intermediates continue to remain stable. Where supply is considered a critical success factor for our business, we have certified vendors in place.

Dependence on One or a Few Major Customers

With the recent acquisitions and expansion of our product line, we are not dependent on any large customer.

Need for any Governmental Approval of Principal Products or Services

No products presently being manufactured or sold by us are subject to prior governmental approvals.

Effect of Existing or Probable Governmental Regulations on the Business

The integrated disclosure system for small business issuers adopted by the Securities and Exchange Commission in Release No. 34-30968 and effective as of August 13, 1992, substantially modified the information and financial requirements of a “Small Business Issuer,” defined to be an issuer that has revenues of less than $25 million; is a U.S. or Canadian issuer, is not an investment company, and if a majority-owned subsidiary, the parent is also a small business issuer.  We are a “small business issuer.”

The Securities and Exchange Commission, state securities commissions and the North American Securities Administrators Association, Inc. (“NASAA”) have expressed an interest in adopting policies that will streamline the registration process and make it easier for a small business issuer to have access to the public capital markets.

We are also subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension bund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Securities and Exchange Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require our Company to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Securities and Exchange Commission at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

We are also required to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

All patents and trademarks relating to acquisitions have been assigned to us. Where appropriate, we seek patent protection for inventions and developments made by our personnel and incorporated into our products or otherwise falling within our fields of interest.

We protect some of our technology as trade secrets and, where appropriate, we use trademarks or register trademarks used in connection with products.

Patents have been issued covering the following products:

JMST chemical detectors – 4 patents issued

Cryomastor ultra low temperature freezers – 1 patent issued

Catalytic Converter Testing Equipment-1 patent issued

PATENT INFORMATION

Patent number	Title	Issue	Filing	Expiration
6,804,976	High reliability multi-tube thermal exchange structure	Oct 19, 2004	Dec 12, 2003	Dec 12, 2023
6, 530, 286	Method and apparatus for measuring fluid flow	Mar 11, 2003	May 9, 2000	May 9, 2020
5, 969, 812	Spectrophotometer apparatus with dual concentric beams and fiber optic beam splitter	Oct 19, 1999	Oct 18, 1995	Oct, 18, 2015
5, 699, 156	Spectrophotometer apparatus with dual light sources and optical paths, fiber optic pick-up and sample cell therefore	Dec 16, 1997	Nov 23, 1994	Dec 16, 2014
5, 694, 215	Optical array and processing electronics and method therefore for use in spectroscopy	Dec 2, 1997	Mar 4, 1996	Mar 4, 2016
7,283,224	Face lighting for edge location in catalytic converter inspection	October 16, 2007	September 30, 2004	September 30, 2024

Royalty agreements were executed with JMST, Cryomastor, All Temp and Image Labs as a condition of the companies acquisitions. Under the terms of the royalty agreements:

JMST – David Carver will receive a royalty payment on gross revenues related to revenues derived from the Carver Patents or Carver Technology.  Such payments are due on revenue in excess of $500,000 derived from products under the Carver Patents or Carver Technology.  The royalty payment is 2.5% on the revenue in excess of $500,000 and is payable quarterly.  Payments are to be made in Reflect Scientific’s common stock not to exceed 500,000 shares in total. New products developed from the Carver Technology are subject to a royalty of 3% of gross revenues in excess of $100,000, with an additional 2% if gross revenues exceed $600,000. Royalties will also be paid in our common stock annually.  Common stock will be valued at $3.00 per share for these purposes.  Royalty payments are only due for years where there are valid Carver Patents.

Cryometrix – The prior shareholders of Cryometrix receive a 2.5% royalty on all sales, licensing or other distributions on revenue derived from products and technology received from Cryometrix.  The royalty payment is not due or payable unless and until the revenue derived from such products and technology exceeds $3,000,000.  The payment is payable in shares of Reflect Scientific’s common stock not to exceed 2,000,000 shares in aggregate. Common stock will be valued at $1.80 or market value at time of accrual which ever is greater, for these purposes.   Payments are due quarterly.

All Temp – The shareholders of All Temp will receive a pro-rata running royalty totaling 5% of the gross annual revenues earned from the All Temp’s business unit.  This revenue covers all revenues received by the All Temp subsidiary or any other business unit of Reflect Scientific which revenue is derived from products or services derived from All Temp as part of its acquisition.  The royalty is payable as long as Reflect Scientific owns and operates the All Temp business provided that the royalty is not payable if the All Temp business does not have earnings of at least 10% measured by earnings before interest and taxes.  The royalty is payable quarterly within 45 days following the close of each quarter. If within three years of the closing of the acquisition of All Temp, Reflect Scientific sells or transfers All Temp, its products or services, All Temp shareholders shall receive a cash payment of six hundred thousand dollars less any accumulated royalties payable.

Image Labs – The shareholders of Image Labs will receive a 2.5% running earnout on the gross revenues derived from products associated with Image Labs including value added re-sales and custom engineering business segments.  This segment specifically excludes anything received from our Catpro product lines. The royalty is payable quarterly so long as Reflect Scientific owns the Image Labs’ product line and services and as long as the business segment achieves an earnings before interest and taxes of 10% in the quarter the royalty payments are due.  The royalty last for the life of the Image Labs’ shareholders.

Research and Development Costs During the Last Two Fiscal Years

From January 1, 2006, to December 31, 2006, we expended $13,261 for research and development; during 2005, we expended $804 for research and development.  The majority of the research and development on our products was completed by the companies we purchased prior to our purchase of the companies.  We expect research and development cost to increase in the future with our ownership of the new companies and product line.

Employees

As of November 5, 2007, subsequent to the balance sheet date, we had 38 employees on a full-time basis and 2 part time employees. None of our employees are represented under a collective bargaining agreement. We believe our relations with our employees to be good.

Reports to Security Holders

You may read and copy any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commissions’ Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find all of the reports that we have filed electronically with the Securities and Exchange Commission at their Internet site www.sec.gov.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Consolidated Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  Reflect Scientific believes there have been no significant changes during the year ended December 31, 2006.

Reflect Scientific’s accounting policies are more fully described in Note 1 of the consolidated financial statements.  As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual differences could differ from these estimates under different assumptions or conditions.  Reflect Scientific believes that the following addresses Reflect Scientific’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.  We recognize revenue as services are provided with specific long lead time orders.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109).  Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

Plan of Operation

For the next 12 months, we see:

(1) A continued expansion of our core business through the development and commercialization of new products, that have already been identified, to meet existing market opportunities.  This will be supported by an ongoing effort to create strategic marketing alliances that are targeted towards increasing net present value by optimizing cost and speed to market.  Several new products are currently pending commercialization.

(2) The continuation of a complementary growth initiative, through strategic acquisitions, to improve our position with respect to tools, technologies and intellectual property as well as providing a near term increase in earnings.

(3) As part of an ongoing management process, our fund raising efforts and support for the above initiatives will be continuously reviewed and prioritized to ensure that returns are commensurate with levels of investment.

During 2006, we entered into material agreements with JSMT, LLC and Cryrometrix, Inc. These agreements resulted in the acquisition of strategic products and technologies that will allow us to increase our market penetration into the Life Sciences market.

During 2005 and 2006, we focused extensively on the acquisition of additional companies and their products and on the raising of capital to support our expanding operations.  With the closing of the last acquisition in February 2007, we are changing our focus and management’s efforts to more marketing and selling of the product line.  Additionally, we are hopeful; we can reduce some of our expenses associated with consultants, attorneys and accountants without the need for outside support of the acquisitions.

Our Business Growth

Our sales have increased substantial from 2005 through June 2007, as we completed the acquisition of new companies and their products.   We anticipate this trend to continue in the future as we continue to expand our marketing and sales efforts related to our product line.  The long term growth of our product line is still unknown as we have only recently completed the final acquisitions.  We are hopeful based on sales in the first six months of 2007, that the product lines are becoming commercially accepted and that sales will continue to increase.

We do not anticipate we will emphasize acquisitions as we have in the past and instead will focus on managing our current product line.  This will require a focus from management on the sales of these products.  We completed a capital raise in June 2007, with the hope we will be able to use the capital to aggressively market our products and pay for the expansion resulting from the acquisitions.  We anticipate the future business growth over the next twelve months to come from our current product line.

Results of Operations

December 31, 2006 and 2005

Our revenues increased during the year ended December 31, 2006, to $2,572,955 from $2,241,069 for the year ended December 31, 2005, primarily as a result of increased business from our acquisitions.

Our cost of goods increased in the period ending December 31, 2006, as compared to December 31, 2005, to $1,519,547 from $1,323,883. The difference was partly as a result of increased sales and raw material price increases. The percentage on gross margins for the two years was essentially unchanged.

Although sales increased, the increase was not sufficient to offset additional expenses as we expanded our operations in 2006.  General and administrative expenses increased to $1,303,598 during the year ended December 31, 2006, from $380,845 during the year ended December 31, 2005. This was due to the issuance of common stock for services in the amount of $446,315, a substantial increase in legal and accounting fees related to acquisitions, Securities and Exchange Commission regulations compliance and acquisition audits, business relocation costs and other one time costs relating to the acquisitions.  We expanded operations in an effort to staff anticipated product development and product launches.  We anticipate some expenses to be less in coming periods as we will not have the acquisition expenses at the levels we had in 2006 and in the first part of 2007.

With the acquisitions, our salaries increased from $362,935 to $779,579 from December 31, 2005 to December 31, 2006.  This was a direct result of the acquisitions.  We anticipate salaries will increase further as we search for additional management personnel, particularly a CFO.  We are hopeful, however, that we will be able to reduce expenses in other areas to somewhat offset future salary increases.  One area we are hopeful in reducing expenses is the consulting, legal and accounting cost associated with the acquisitions.

As a result of the expenses associated with the acquisitions, we had a net loss of $978,630 for the year ended December 31, 2006 compared to net income of $38,163 before payment of preferred stock dividends for the year ended December 31, 2005.  With many of the acquisitions not closing until towards the end of the year or in the first part of 2007, it will be difficult to compare last years results with future periods or expected results going forward.  We are hopeful that sales will continue to increase and will be able to offset expenses going forward.  Since we are in the initial phases of several product launches and these products are entering into new markets, the time frame until we reach profitability is still unknown.

Three Months Ended June 30, 2007 compared to Three Months Ended June 30, 2006.

Our revenues increased during the quarter ended June 30, 2007, to $3,387,617 from $624,277 for the quarter ended June 30, 2006, primarily as a result of increased business from our acquisitions.

Our cost of goods increased in the quarter ended June 30, 2007, as compared to June 30, 2006, to $1,643,579 from $383,796. The difference was partly as a result of increased sales, costs of goods included from acquisitions and raw material price increases.

General and administrative expenses increased to $1,737,758 in the quarter ended June 30, 2007, from $269,429 for the quarter ended June 30, 2006. This was due to a substantial increase in legal and accounting fees related to acquisitions, Securities and Exchange Commission regulations compliance, increased operational costs from new acquisitions, acquisition audits, amortization and other one time costs relating to the acquisitions.   We believe general and administrative will be lower in upcoming quarters although we would anticipate increases in our sales and marketing expenses.

Six Months Ended June 30, 2007 compared to Six Months Ended June 30, 2006.

Our revenues increased during the six months ended June 30, 2007, to $4,555,637 from $1,255,181 for the six months ended June 30, 2006, primarily as a result of increased business from our acquisitions.

Our cost of goods increased in the six months ended June 30, 2007, as compared to June 30, 2006, to $2,400,567 from $759,786. The difference was partly as a result of increased sales, costs of goods included from acquisitions and raw material price increases.

General and administrative expenses increased to $2,115,500 in the six months ended June 30, 2007, from $357,030 for the six months ended June 30, 2006. This was due to a substantial increase in legal and accounting fees related to acquisitions, Securities and Exchange Commission regulations compliance, increased operational costs from new acquisitions, acquisition audits, amortization and other one time costs relating to the acquisitions.

Seasonality and Cyclicality

We do not believe our business is cyclical.

Liquidity and Capital Resources

December 31, 2006

Our cash resources at December 31, 2006, were $271,038, with accounts receivable of $389,591 and inventory of $364,796. We have relied on revenues and sales of preferred stock for cash resources.   As a result of capital raises,

our working capital on December 31, 2006, was $768,854.  To complete acquisitions and to fund our expanding operations, much of the working capital was used in the first part of 2007 requiring us to raise additional capital which was completed in June 2007. This capital was used to increase our manufacturing resulting in increased inventory.  We hope to devote some of the available cash to marketing to help increase sales over the next twelve months.

Historically, we have financed our working capital requirements through capital raises which has generated sufficient funds to offset shortfalls and cover losses.  As we continue to expand our operations, we anticipate seeking additional capital through the sale of equity securities.  It is highly likely, we will again seek additional capital in the equity markets.  At this time we do not know the extent of the overall financing will need in the future.  Financing will depend on how well our products are received in the marketplace.

In 2006, net cash used by operating activities was approximately $855,019 in cash as opposed to $19,601 in 2005.  The major changes were the result of the acquisitions and the cost to cover such acquisitions.  We were able to offset the use of cash by raising additional equity in 2006.  We are hopeful that in 2007, with the additional capital to focus on operations, including marketing, we will be able to reduce our loss for the year.

We anticipate losses to continue as we expand our sales efforts.  Since the products are new to the marketplace, we are not sure how sales will be in upcoming quarters but we are hopeful they will continue to increase and should start covering our expenses.

June 30, 2007

Our cash resources on June 30, 2007, were $1,885,433, with accounts receivable of $1,402,013 and inventory of $598,987.   Overall, our working capital increased to $3,652,940 on June 30, 2007, from $768,854 on December 30, 2006.  The major factor in this increase was the closing of a private placement of $2,500,000 in June 2007.  We also saw a jump in our accounts receivables as we continue to increase sales with the completion of our acquisitions.  With our current capital we believe we will have sufficient funds to continue our business plan over the next twelve months and to continue to expand operations.  As sales increase, we are hopeful they will cover expenses.

In the future, we may issue additional debt or equity securities to satisfy our cash needs.  Any debt incurred or issued may be secured or unsecured, at a fixed or variable interest rates and may contain other terms and conditions that our board of directors deems prudent.  Any sales of equity securities may be at or below existing market prices.  We cannot assure you that we will be successful in generating sufficient capital to adequately fund our liquidity needs.  With additional capital, we believe we could further expand operations and sales.  Management will continue to evaluate our capital needs over the next two quarters of 2007 to see how our capital needs to be allocate.  Since we have only been operating since the first part of 2007 with all of the acquisitions complete, future sales as well as capital needs are still somewhat unknown.  We believe sales will continue to increase and that our current capital should be sufficient for at least the next twelve months.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements.

Description of Property

Reflect Scientific operates out of three facilities.

Orem, Utah - This facility is a manufacturing and office facility with 6,000 square feet of space; we lease this facility at $3,563 per month, with the lease term expiring on November 30, 2008.

San Jose, California - This facility is a manufacturing, office and showroom facility with 10,944 square feet of space; we lease this facility at $9,489 per month, with the lease term expiring on December 31, 2009.

Bozeman, Montana - This facility is a manufacturing and office facility with 9,140 square feet of space; we lease this facility at $7,617 per month, with the lease term expiring on June 30, 2010.

Certain Relationships and Related Transactions

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

There were no material transactions, or series of similar transactions, during our Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which our Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

There were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $120,000 and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

Market for Common Equity and Related Stockholder Matters

Since July 6, 2005, our common stock has been listed under the symbol “RSCF” on the OTCBB.  Prior to July 6, 2005, our stock traded under the symbol “COLH” since its initial listing on May 24, 2001.  The following table represents the high and low per share bid information for our common stock for each quarterly period in fiscal 2007, 2006 and 2005. Such high and low bid information reflects inter-dealer quotes, without retail mark-up, mark down or commissions and may not represent actual transactions.

	2007		2006		2005
	High	Low	High	Low	High	Low

Quarter ended March 31	$ 1.15	$0.92	$2.00	$1.45	$0.30	$0.25
Quarter ended June 30	$ 1.75	$0.99	$1.69	$1.20	$0.30	$0.30
Quarter ended September 30	$ 1.88	$1.12	$1.22	$0.90	$1.82	$0.30
Quarter ended December 31	--	$--	$1.30	$0.91	$1.97	$1.21

As of November 5, 2007, there were 34,019,483 shares of our common stock outstanding.   On November 5, 2007, the high and low bid price for our common stock was $1.50 and $1.45, respectively.

Possible Sale of Common Stock Pursuant to Rule 144

Reflect Scientific has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act.  Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition. In 2006, Reflect Scientific issued 5,142,175 shares of common stock to shareholders as part of acquisitions and to help raise capital.  Additionally in January 2007, we issued 2,000,000 shares of common stock as part of an acquisition and in February 2007 we issued another 525,000 shares as part of a separate acquisition.  The shares issued in 2006 will all become available for resale under Rule

144 in the next few months.  Additionally, the shares issued in 2007 will become available for resale under Rule 144 in early 2008.   Generally, shares held for more than one year may be sold if certain conditions are met and after two years without any limitations or conditions if held by non-affiliates.  For shares held less than two years, a seller can only sell up to one percent of the company’s issued and outstanding shares of common stock during a 90 day period. In order to sell the shares after one year, Reflect Scientific will have to have current public information available and the shares will have to be sold in a market transaction through a broker-dealer.  After two years, these limitations do not apply unless the seller is an affiliate of Reflect Scientific.  Additionally, there is a current proposal to shorten the holding period of Rule 144 to six months for non-affiliates.  If these new proposals are instituted, the shares held after six months, would be available for sale, unless held by an affiliate.  With the number of shares potentially becoming available for resale, there could be a depressive effect on our stock price.

Shareholders

As of November 5, 2007, Reflect Scientific had 183 shareholders of record this number does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.

Control by Existing Shareholders

Currently, current management has over 50% control of the issued and outstanding shares of our common stock. Unless the Debentures are converted and Warrants exercised, current management will continue to have control over matters brought to a vote of shareholders.  As a result, the person currently in control of Reflect Scientific will most likely continue to be in a position to elect at least a majority of the Board of Directors of Reflect Scientific, to dissolve, merge or sell the assets of Reflect Scientific, and generally, to direct the affairs of Reflect Scientific.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Transfer Agent

Reflect Scientific’s transfer agent is Interwest Stock Transfer Company, 1981 Murray-Holliday Road, Salt Lake City, Utah 84117, Telephone (801) 272-9294.

Reports to Shareholders

Reflect Scientific will prepare and file an annual report on from 10KSB with the Securities and Exchange Commission which report will contain audited financial statements.  We intend to file this report within 90 days of the end of our fiscal year.  This report will be available over the internet at the Securities and Exchange Commission web site www.sec.gov.  We will also supply this report to any shareholders who request it.  In addition, Reflect Scientific may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended.  These reports will also be supplied to any shareholders who request it and be available for review on the SEC web site.

Recent Sales of Unregistered Securities

During the last three years, we issued the following unregistered securities:

Common Stock Issued in Reflect California Reorganization Completed December 31, 2003

Name and Address*	Number of Shares Owned of Reflect California	Number of Shares of Our Common Stock Received in Exchange
Kim Boyce	8,171	18,723,250
Michael Dancy	43.6	100,000
Diversified Instruments, LLC	733.8	1,681,500
David Nelson	43.6	100,000
SCS, Inc.	1,008	2,310,199
Totals	10,000	22,914,949

During the year ended December 31, 2005, we sold 700,000 shares of our 2004 Series A Convertible Preferred Stock at an offering price of $1.00 per share to 26 persons who were “accredited investors” as that term in defined in Regulation D of the Securities and Exchange Commission.

During the calendar year ended December 31, 2005, 690,000 shares of this class of our preferred stock were converted by the holders thereof into 1,150,002 shares of our common stock.

Effective May 6, 2005, we issued 380,000 shares of our common stock to eleven persons, which included three of our directors and executive officers, for services rendered and valued at approximately $0.03 per share.

The remaining 10,000 shares of our outstanding 2004 Series A Convertible Preferred Stock was converted to 16,667 shares of our common stock.

In 2006, we issued 400,000 shares of our common stock for $0.80 per shares; and 1,073,500 shares of our common stock for $1.00 per share in two separate private placements.  Additionally, in 2006, we issued 415,000 and 53,675 shares of our common stock for services.

In 2006, we also issued 200,000 shares in connection with the JMST acquisition; and 3,000,000 shares in connection with the Cryometrix merger.

On January 29, 2007, we issued 2,000,000 shares of our common stock to the four shareholders of All Temp as part of the acquisition of All Temp and on February 29, 2007 we issued 525,000 shares of our common stock to the one shareholder of Image Labs.

During the quarter ended June 30, 2007, we issued shares:

To whom	Date	Number of shares	Consideration
Sales to accredited investors	4/30/2007	465,969	$.75 per share
Employees	5/2/2007	285,000	Services
Consultant	5/2/2007	50,000	Services
V Finance Investments	5/2/2007	35,000	Services
Sales to accredited investors	6/27/2007	133,334	$.75 per share

On June 29, 2007, Reflect Scientific pursuant to the securities purchase agreement sold to five institutional investors convertible debentures in the aggregate principal amount of $2,500,000 and stock purchase warrants exercisable over a five year period for 3,846,154 shares of common stock (the “Warrants”) in a private placement.  All purchasers are “accredited investors” and a form D was filed covering this transaction.  The selling shareholders all purchased in this placement.

We issued all of these securities to persons who were “accredited investors” or “sophisticated investors” as those terms are defined in Regulation D of the Securities and Exchange Commission; and each such investor had prior access to all material information about us. We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the Securities and Exchange Commission. Sales to “accredited investors” are preempted from state regulation.

Executive Compensation

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Reflect Scientific's chief executive officer and each of the other executive officers who were serving as executive officers at December 31, 2004 (collectively referred to as the "Named Executives").  No other executive officer serving from 2002 to 2004 received compensation greater than $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation ($) (h)	All Other Compensation ($) (i)	Total Earnings ($) (j)
Kim Boyce President & Director	12/31/06 12/31/05 12/31/04	$105,000 $105,000 $108,132	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	$105,000 $105,000 $108,132
Tom Tait VP & Director	12/31/06 12/31/05	$60,000 $50,769	0 0	* *	0 0	0 0	0 0	0 0	$60,000 $50,769
Kevin Cooksy Sec/Treas	12/31/06 12/31/05	0 0	0 0	* *	0 0	0 0	0 0	0 0	0 0
Craig D. Morrison, MD Director	12/31/06 12/31/05	0 0	0 0	* *	0 0	0 0	0 0	0 0	0 0
Pamela Boyce Former S/T	12/31/04	$53,362	0	0	0	0	0	0	$53,362

* Effective August 28, 2006, the following persons were issued the following shares of our common stock that were

“restricted securities,” for services rendered and all valued at approximately $0.03 per share: Tom Tait, 75,000 shares; Kevin Cooksy, 15,000 shares; Craig D. Morrison, M.D., 10,000 shares.

* Effective May 6, 2005, the following persons were issued the following shares of our common stock that were “restricted securities,” for services rendered and all valued at approximately $0.03 per share: Tom Tait, 50,000 shares; Kevin Cooksy, 25,000 shares; Craig D. Morrison, M.D., 100,000 shares; and Pamela Boyce, 50,000 shares.

Outstanding Equity Awards

Outstanding Equity Awards At Fiscal Year-End

Option Awards__________________						Stock Awards_______________
Name	Number of securities underlying unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
None	None	None	None	None	None	None	None	None	None

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
None	None	None	None	None	None	None	None

Option/SAR Grants in Last Fiscal Year

Stock Option Exercise

In fiscal 2006, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2006 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board or directors or both.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. We did not compensate our directors for service on the Board of Directors during fiscal 2006 or 2005.

No other compensation arrangements exist between Reflect Scientific and our Directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Reflect Scientific does not have employment contracts with Kim Boyce, Tom Tait or other officers. As part of the acquisition of several companies, we obtained employment contracts on four individuals.  These employment contracts were aimed at non-compete and shop right issues.  No other compensatory plan or arrangements exist between Reflect Scientific and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officer’s employment with Reflect Scientific or from a change-in-control of the Company.

Report on Repricing of Options/SARs

We have not adjusted or amended the exercise price of stock options or SARs previously awarded to any executive officers.

Report on Executive Compensation

The Board of Directors determines the compensation of Reflect Scientific’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable Reflect Scientific to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance. During the fiscal year ended December 31, 2006, Reflect Scientific's chief executive officer was Kim Boyce, other executive officers included Tom Tait, vice president and Kevin Cooksy, Secretary/Treasure.

 Base salaries for Reflect Scientific's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within Reflect Scientific's industry.

Reflect Scientific believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Reflect Scientific, the performance of the executive, particularly with respect to the ability to manage the growth of Reflect Scientific, the length of the executive's service to Reflect Scientific and any increased responsibilities assumed by the executive.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and executive officers serving in any capacity for our Company, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2006.

Financial Statements

The following consolidated financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-1 to our consolidated financial statements are herein incorporated:

         Report of Independent Registered Public Accounting Firm

         Consolidated Balance Sheets - December 31, 2006

        Consolidated Statements of Operations - Years ended December 31, 2006 and 2005

        Consolidated Statements of Stockholders' Equity (Deficit) –

         Years ended December 31, 2006 and 2005

        Consolidated Statements of Cash Flows –

         Years ended December 31, 2006 and 2005

        Notes to Consolidated Financial Statements –

         Years ended December 31, 2006 and 2005

         Condensed Consolidated Balance Sheets – June 30, 2007 (unaudited)

         Condensed Consolidated Statements of Operations –

         Three and six months ended June 30, 2007 and 2006 (unaudited)

         Condensed Consolidated Statements of Cash Flows –

         Three and six months ended June 30, 2007 and 2006 (unaudited)

         Notes to Condensed Consolidated Financial Statements –

         Three and six months ended June 30, 2007 and 2006 (unaudited)

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

ADDITIONAL INFORMATION

Reflect Scientific has filed this registration statement on Form SB-2 under the Securities Act with the Commission, SEC File No. 333-141482, under the Securities Act with respect to the securities offered by this prospectus.  This prospectus omits certain information contained in the registration statement.  For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.  Copies of the complete registration statement, including exhibits, may be examined without charge at the Commission’s principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C.  20549, on payment the usual fees for reproduction, or may be obtained from the Commission’s EDGAR Database at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Reflect Scientific, Inc. and Subsidiaries

Orem, Utah

We have audited the accompanying consolidated balance sheet of Reflect Scientific, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the years ended December 31, 2006 and 2005.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reflect Scientific, Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The Company has restated the consolidated financial statements to correct the valuation of its acquisition of certain intangible assets, which is described in Note 11.  The Company has also added Note 12 to better describe its acquisition and valuation of a business.

/s/HJ & Associates, LLC

HJ & Associates LLC

Salt Lake City, Utah

March 20, 2007, except for Notes 11 and 12 as to which the date is May 21, 2007

C O N T E N T S

Report of Independent Registered Pubic Accounting Firm F-2

Consolidated Balance Sheet F-4

Consolidated Statements of Operations F-6

Consolidated Statements of Shareholder’s Equity F-7

Consolidated Statements of Cash Flows F-8

Notes to the Consolidated Financial Statements F-9

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Consolidated Balance Sheet

ASSETS

                                                                                                                                                                                December 31,

                                                                                                                                                                                          2006

       (Restated)

CURRENT ASSETS

Cash	$ 271,038
Accounts receivable (Note 2)	389,591
Inventory (Note 4)	364,796
Prepaid assets	13,852

Total Current Assets	1,039,277

FIXED ASSETS, NET (Note 3)	211,021

OTHER ASSETS

Intangible assets, net	4,736,827
Income tax receivable	25,948
Deferred tax asset	316,000
Deposits	13,400

Total Other Assets	5,092,175

TOTAL ASSETS	$ 6,342,473

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Consolidated Balance Sheet (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

December 31,

2006

       (Restated)

CURRENT LIABILITIES

Short term loan	$ 18,353
Accounts payable	225,721
Accrued expenses	25,949
Income taxes payable	400

Total Current Liabilities	270,423

NON-CURRENT LIABILITIES

Notes payable	61,706

Total Liabilities	332,129

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS’ EQUITY

Preferred stock, $0.01 per value, authorized 5,000,000 shares;
No shares issued and outstanding	-
Common stock, $0.01 par value, authorized 50,000,000
shares; 30,688,844 shares issued and outstanding	306,889
Additional paid in capital	6,979,735
Subscription receivable	257,251
Accumulated deficit	(1,533,531)

Total Shareholders’ Equity	6,010,344

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 6,342,473

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2006	2005
REVENUES	$2,572,955	$2,241,069

COST OF GOODS SOLD	1,519,547	1,323,883

GROSS PROFIT	1,053,048	917,186

OPERATING EXPENSES

Salaries and wages	779,579	362,935
Payroll taxes	35,767	29,495
Rent expense	62,906	79,587
General and administrative	1,303,598	380,845

Total Operating Expenses	2,181,850	852,862

OPERATING INCOME (LOSS)	(1,128,442)	64,324

OTHER EXPENSES

Forgiveness of debt	(200,000)	-
Other income	23,707	-
Loss on sale of asset	(16,618)	-
Interest expense	(25)	(9,261)

Total Other Expense	(192,936)	(9,261)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(1,321,378)	55,063

Income tax expense	(342,748)	16,900

NET INCOME (LOSS)	$(978,630)	$38,163

Preferred distribution dividends	-	(700,000)

NET INCOME (LOSS) APPLICABLE TO COMMON
SHAREHOLDERS	$(978,630)	$(661,837)

BASIC AND FULLY DILUTED EARNINGS PER SHARE	$(0.03)	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING	28,432,024	24,441,014

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Consolidated Statements of Shareholders’ Equity

                                                        Preferred Stock              Common Stock

	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Stock Subscription	Accumulated Deficit
Balance, December 31, 2004	-	$ -	24,000,000	$240,000	$(183,319)	-	$106,036
Preferred Stock issued for cash	436,000	4,360	-	-	431,640	-	-
Preferred stock issued for cash	264,000	2,640	-	-	261,360	-	-
Common stock issued for services	-	-	380,000	3,800	5,256	-	-
Conversion of preferred stock into common stock	(690,000)	(6,900)	1,150,002	11,500	(4,600)	-	-
Beneficial conversion of convertible preferred stock	-	-	-	-	700,000	-	-
Amortization of beneficial conversion feature of convertible preferred stock	-	-	-	-	-	-	(700,000)
Net income for the year ended December 31, 2005	-	-	-	-	-	-	38,163
Balance, December 2005	10,000	$ 100	25,530,002	$255,300	$1,210,337	-	$(554,901)
Common stock issued for cash	-	-	400.000	4,000	316,000		-
Common stock issued pursuant to merger with Cryomastor	-		3,000,000	30,000	3,720,000		-
Common stock issued pursuant to JM SciTech, LLC purchase (restated)	-		200,000	2,000	158,000		-
Common stock issued for cash	-		1,073,500	10,735	1,062,765		-
Common stock issued for services	-		415,000	4,150	390,100		-
Common stock issued for commissions	-		53,675	537	51,528		-
Stock offering costs	-		-	-	(52,065)		-
Common stock subscription	-		-	-	-	257,251	-
Conversion of Preferred shares	(10,000)	(100)	16,667	167	(67)	-	-
Contributed Capital	-	-	-	-	123,127	-	-
Net loss for the year ended December 31, 2006	-		-	-	-		(978,630)
Balances, December 31, 2006 (restated)	-	$ -	30,688,844	$306,889	$6,979,735	$257,251	$(1,533,531)

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31,
2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(978,630)	$38,163
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	11,238	3,299
Amortization	123,173	5,600
Common stock issued for services	446,315	9,056
Loss on sale of asset	16,618	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(72,317)	(36,101)
Increase in inventory	(59,112)	(45,672)
Increase in income tax receivable	(25,948)	-
Increase in prepaid asset	(9,489)	(3,563)
Increase in other asset	(324,050)	-
Increase in accounts payable and accrued expenses	17,183	9,617
Net Cash Used by Operating Activities	(855,019)	(19,601)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for fixed assets	(217,927)	-
Cash paid for intangible assets	(1,354,905)	-
Net Cash Used by Investing Activities	(1,572,832)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Change in long term line of credit	18,353	(269,036)
Notes payable	61,706	-
Proceeds from stock subscription	257,251	-
Proceeds from common stock issuance	2,311,605	-
Proceeds from preferred stock issuance	-	700,000
Net Cash Provided by Financing Activities	2,648,915	430,964

NET ( INCREASE) DECREASE IN CASH	(221,064)	411,363

CASH AT BEGINNING OF PERIOD	492,102	80,739

CASH AT END OF PERIOD	$271,038	$492,012

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Paid For:

Interest	$ 25	$ 9,961
Income taxes	$ 6,008	$ -

NON-CASH FINANCING ACTIVITIES:

Common stock issued for services	$ 446,315	$ 9,056

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cole, Inc. (the Company) was incorporated under the laws of the State of Utah on November 3, 1999. The Company was organized to engage in any lawful activity for which corporations may be organized under the Utah Revised Business Corporation Act.  On December 30, 2003 the Company changed its name to Reflect Scientific, Inc.

Reflect Scientific, Inc. a California Corporation, was incorporated on June 14, 1993, under the laws of California to engage in the manufacture of test kits for use in scientific studies.

On December 30, 2003, pursuant to an Agreement and Plan of Reorganization, (the “Agreement”) the Company completed a reverse merger with the shareholders of Reflect Scientific, Inc. in which it acquired 100% of Reflect Scientific, Inc., the California corporation, in exchange for 22,914,949 common shares of the Company.  The terms of the acquisition are detailed in an 8-K filing dated December 31, 2003.  Under the terms of the Agreement, the President of Reflect Scientific, Inc. became the President of the Company and was elected to the Board of Directors, the acquisition was accounted for as a recapitalization of Reflect Scientific, Inc. because the members of Reflect Scientific, Inc. controlled the Company after the acquisition.  Reflect Scientific, Inc. was treated as the acquiring entity for accounting purposes and Cole, Inc. was the surviving entity for legal purposes.  There was no adjustment to the carrying values of the assets or liabilities of Reflect Scientific, Inc. and no goodwill was recorded. The operations for the year ended December 31, 2006 and 2005 are those of Reflect Scientific, Inc.

Cryomastor, Inc., a California corporation, was acquired in its entirety through an Agreement and Plan of Merger the (the “Merger Agreement”) on June 27, 2006 where the Company issued 3,000,000 shares of common stock as well as paid $700,000 in cash to Cryomastor shareholders. In addition John Dain was agreed to be paid $300,000 for the assignment of a key product patent to the Company. The acquired assets will allow Reflect Scientific to manufacture and market cryogenic storage systems without significant investment in infrastructure.  Cryomastor changed its name to Cryometrix, Inc. in connection with the closing of the Merger Agreement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

b.  Revenue Recognition

The Company recognizes revenues as required by Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements”.  Revenue is only recognized on product sales once the product has been shipped to the customers (FOB Origin), and all other obligations have been met.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.  Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

d. Accounts Receivable

The Company writes off trade receivables when deemed uncollectable. The Company expensed $0 and $0 to bad debt expense for the years ended December 31, 2006 and 2005, respectively. The allowance for doubtful accounts balance at December 31, 2006 was $0.

e. Inventory

Inventories are stated at the lower of cost or market value based upon the First-In First-Out (FIFO) inventory method.  The Company’s inventory primarily consists of parts for scientific vial kits.

f. Capitalized Loan Costs

Capitalized loan costs are related to the origination and maintenance of a note payable that was paid in full as of December 31, 2005. These capitalized costs were being amortized on a straight line basis over the term of the related debt.  As of December 31, 2005 all capitalized loan costs had been expensed.  Amortization expense related to these costs was $0 and $5,600 in 2006, and 2005, respectively.

g. Advertising Expense

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company recognized $8,928 and $1,034 of advertising expense during the years ended December 31, 2006, and 2005, respectively.

h. Newly Issued Accounting Pronouncements

In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R) that became effective for the third quarter of 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this standard did not materially impact the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Newly Issued Accounting Pronouncements (Continued)

liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109 “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a return, as well as guidance on derecognition, classification, interest and penalties and financial statement reporting disclosures. FIN 48 is effective for the Company on January 1, 2007. Based on the Company’s evaluation and analysis, FIN 48 is not expected to have a material impact on the Company’s consolidated financial statements.

In February of 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.” SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 to have an impact on its consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. The FASB believes that the new standard will make the measurement of fair value more consistent and comparable and improve disclosures about those measures. FAS 157 is effective for fiscal years beginning after November 15, 2007.   The Company is currently evaluating the requirements and impact of FAS 157 on the Company’s consolidated financial statements, and will adopt the provisions on January 1, 2008. FAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Newly Issued Accounting Pronouncements (Continued)

Also in September 2006, the FASB issued FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132- R” (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. FAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. This statement is effective for the Company as of December 31, 2006, but did not have an impact on the Company’s consolidated financial statements as the Company does not sponsor a defined benefit pension or postretirement plan.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The adoption of this standard did not materially impact the Company’s consolidated financial statements.

i. Basic Earnings Per Share

The computation of earnings per share of common stock are based on the weighted average number of shares outstanding during the period of the consolidated financial statements as follows:

	For the Years Ended December 31,
	2006	2005
Net Income (Numerator)	$ (978,630)	$ (661,837)
Shares (denominator)	28,432,024	24,441,014

Per share amount	$ (0.03)	$ (0.03)

As of December 31, 2006, the Company had no shares of outstanding common stock equivalents, as such the diluted earnings per share and basic earnings per share are the same.

j. Shipping and Handling Fees and Costs

The Company records all shipping and handling cost in cost of goods sold.

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Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

k. Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The provision (benefit) for income taxes for the year ended December 31, 2006 and 2005 consist of the following:

	2006	2005
Federal:
Current	$(269,623)	$21,046
Deferred		(4,542)
State:
Current	100	2,031
Deferred	(46,470)	(1,635)
	$(315,993)	$16,900

Net deferred tax assets consist of the following components as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
NOL Carryover	$315,993	$-

Deferred tax liabilities
Depreciation	-	(32,823)

Valuation allowance	-	-
Net deferred tax liability	$315,993	$(32,823)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the year ended December 31, 2006, and 2005, due to the following:

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

k. Income Taxes (Continued)

	2006	2005
Book Tax Expense	$(451,284)	$18,612
Meals & Entertainment	1,398	2,423
Stock for Services	134,045	3,060
Depreciation	(152)	509
Income Tax Expense	-	(1,527)

	$(315,993)	$23,077

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Prior to the reverse acquisition of Reflect Scientific, Inc., the California corporation, by Cole, Inc. the Company was a subchapter S corporation. All income and expenses were passed through to the Company’s shareholder therefore no tax liabilities existed at December 31, 2003.

l. Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, which included Cole, Inc. and Cryomastor, which are wholly owned.  All material intercompany accounts and transactions are eliminated in consolidation.

m. Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs".  Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company had $13,261 and $804 in research and product development for the years ended December 31, 2006 and 2005, respectively.

NOTE 3 - FIXED ASSETS

Fixed assets are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated range from 5 to 7 years.  Fixed assets and related depreciation for the period are as follows:

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 3 - FIXED ASSETS (Continued)

December 31, 2006
Machinery and equipment	$ 162,459
Furniture and fixtures	16,826
Computer and office equipment	23,254
Leasehold improvements	21,555
Accumulated depreciation	(13,073)
Total Fixed Assets	$ 211,021

Depreciation expense for the years ended December 31, 2006, and 2005, was $11,238 and $3,299, respectively.

NOTE 4 - INVENTORIES

Inventory consisted of the following at December 31, 2006:

Finished goods                                                          $ 364,796

Total Inventory                                          $ 364,796

NOTE 5-  COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company leases its office and warehouse space under non-cancelable lease agreements accounted for as operating leases.  The Company also leases several automobiles under similar non-cancelable lease agreements, which are also accounted for as operating leases.

Minimum rental payments under the non-cancelable operating leases are as follows:

Years ending December 31,	Amount
2007	$ 157,188
2008	165,048
2009	127,272
2010	-
2011	-
Total	$ 449,508

Rent expense was $62,906 and $79,587 for the years ended December 31, 2006, and 2005, respectively.

Automobile lease expense was $11,097 and $10,673 for the years ended December 31, 2006, and 2005, respectively.

NOTE 6-  CAPITAL LEASES

During the year the company entered into two capital lease arrangements for the purchase of equipment.  Payments are due in 60 and 36 monthly installments of $920 and $1,101.  The leases have a stated interest rate of 8.3%

                           REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 6-  CAPITAL LEASES (continued)

Aggregate maturities on the capital leases as of December 31, 2006, are due in future years as follows:

2007	$18,353
2008	19,936
2009	21,655
2010	10,400
2011	9,715
80,059
Less current portion	18,353
$61,706

NOTE 7 -  PREFERRED STOCK

In November 2004, the Company amended its Articles of Incorporation so as to authorize 5,000,000 shares of preferred stock. 750,000 of these shares have been designated as “Series A Convertible Preferred Stock”. During the year ended December 31, 2005, theses shares were offered in a private placement. As of December 31, 2006, no shares of the preferred stock are issued and outstanding.

Dividends

The holders of the Series A Preferred Stock are entitled to dividends at the rate of 8 percent per year of the liquidation preference of $1.00 per share, payable annually, if and when declared by the board of directors.  Dividends are not cumulative and the board of directors are under no obligation to declare dividends.

Convertibility

Upon the approval of the Board of Directors, Series A Preferred Stock may be convertible into the Company’s common stock by dividing $1.00 plus any unpaid dividends by 50% of the five day average closing bid price of the common shares.

During 2005, the Company sold 700,000 shares of Series A Convertible Preferred Stock in exchange for proceeds of $700,000.  As a result of the beneficial conversion feature inherent in the conversion rights and preferences of Series A Preferred Stock, the Company has recognized a deemed dividend of $700,000.  This deemed dividend was calculated based on the conversion price above at the time of conversion.  Because the Company does not have sufficient retained earnings, dividends were recorded in additional paid-in-capital and have a net effect of zero in that account and is therefore not presented on the statement of shareholders’ equity as a separate item.  This beneficial conversion feature was recorded to additional paid in capital and will be recorded as a deemed dividend to preferred shareholders (accretion) over the period to the instruments earliest conversion date.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 7 -  PREFERRED STOCK (continued)

Convertibility  (continued)

In November, 2005, 690,000 shares of Preferred Stock were converted into 1,150,002 shares of Common Stock at $0.60 per share.

During 2006, the remaining 10,000 shares of Preferred Stock were converted into 16,667 shares of Common stock.

NOTE 8 - COMMON STOCK TRANSACTIONS

During the year ended December 31, 2006, the Company issued 468,675 shares of common stock for services valued at $446,315; 1,473,500 shares issued for cash of $1,393,500; 3,000,000 shares issued pursuant to the merger with Cryomastor for $3,750,000; 200,000 shares issued pursuant to the purchase of JMST for $160,000; and 16,667 shares issued for the conversion of Preferred Stock.

NOTE 9 - CONCENTRATIONS OF RISK

Cash in Excess of Federally Insured Amount

The Company currently maintains a cash balance at a single financial institution in excess of the federally insured maximum of $100,000.

Revenues and Accounts Receivable

The Company has three significant customers that account for $2,045,506 and $1,914,824 or 80% and 85%, of sales for the years ended December 31, 2006, and 2005, respectively.  These same three customers also account for $295,120 and $317,274, or 76% and 86%, of the total accounts receivable balance at December 31, 2006, and 2005, respectively.

NOTE 10 -    SUBSEQUENT EVENTS

Effective August 3, 2006, the Company signed a Letter of Intent to purchase All Temp Engineering.  As consideration for the purchase, the Company will issue 2,000,000 shares of its common stock that are restricted securities.  As of January 19, 2007, the purchase was completed.

Effective November 15, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Image Labs.  Pursuant to the Merger Agreement and an Addendum dated February 28, 2007, the Company issued 525,000 shares of its common stock that are restricted securities and paid $200,000 to the Image Labs sole shareholder.  They also agreed to pay the Image Labs sole shareholder a 2.5% Running Earnout Purchase Price and executed and delivered various Employment Agreements.  As of March 6, 2007, the merger was completed.

NOTE 11 -ACQUISITION OF JMST TECHNOLOGY

On March 27, 2006, the Company completed a private placement of its securities pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D, resulting in 400,000 shares being sold at $.80 per share.  These restricted securities were sold for the purpose of raising cash to purchase patents from Dr. David Carver.

REFLECT SCIENTIFIC, INC. AND SUSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 11 -ACQUISITION OF JMST TECHNOLOGY (Continued)

In a separate transaction the Company issued 200,000 restricted securities to JMST shareholders to acquire the JMST product technology and potential customers list.  The Company originally valued these shares at $1.70 which was the value of the shares as quoted on the OTC BB.  The 200,000 shares of common stock issued in the JMST acquisition were restricted securities and similar in all respects to the 400,000 shares which had been sold days earlier for cash at $.80 per share.  Accordingly, management has now determined that the common stock issued in the JMST acquisition should have been valued at $.80 per share, which was the fair value of the common stock at the time of issuance.  The effect of the restatement is as follows:

Consolidated Balance Sheet as of December 31, 2006:

	As Originally Reported	As Adjusted	Effect of Change

Intangible assets	$4,916,827	$4,736,827	$(180,000)

Additional paid in capital	$(7,159,735)	$(6,979,735)	$180,000

The December 31, 2006 balance sheet and footnotes reflect the above changes.

NOTE 12 – ACQUISITION OF CRYOMASTOR, INC.

On June 27, 2006, the Company completed the acquisition of Cryomastor, Inc. pursuant to an Agreement and Plan of Merger (the “Cryomastor Merger Agreement”), under which Cryomastor became a wholly-owned subsidiary and changed its name to “Cryometrix, Inc.”  The Company recorded goodwill in connection with the acquisition. Goodwill resulted primarily from our expectation of synergies from the integration of the acquired company’s technology (Cryomastor) with the Company’s technology and the acquired company’s (Cryomastor) access to several important customers.

As consideration for the acquisition of Cryomastor, the Company issued 3,000,000 shares at $1.25 of its common stock that are restricted securities to the shareholders of Cryomastor, as well as paying $700,000 to the same shareholders.  The value of the common stock was determined by the current market value of the Company’s common stock as publicly traded on the OTCBB.  The Company also provided $300,000 to be utilized for the operations of Cryomastor and agreed to pay a $300,000 debt of Cryomastor for a U.S. patent of Cryomastor systems.  An Employment Agreement was also executed, and the Company will pay to the Cryomastor shareholders 2.5% of the gross annual revenue earned by the Company on this line of business.   The results of operations of the acquired companies have been included in our operations from the date of acquisition.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 12 – ACQUISITION OF CRYOMASTOR, INC. (continued)

As part of this merger, the Company received assets valued at the following:

Patents	$3,081,777
Customer lists	480,000
Goodwill	888,223

$4,450,000

The amounts allocated to acquire the patents and customer lists are being amortized over their useful lives of 10 to 12 years.  The useful life was based upon the estimated life of the technology in the biotech market.  We determined the fair value of the acquired patents based upon the appraised value of projected cash flows related to the freezers, and the value of the customer lists were based upon projected value of future sales.

The Cryomastor Merger Agreement also requires the Company to pay royalty payments based upon revenues associated with this product.  The royalty cost will be expensed to operations when incurred.  No other contingent consideration was associated with this acquisition.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 12 – ACQUISITION OF CRYOMASTOR, INC. (continued)

	Cryomastor As of December 31, 2005	Reflect as of December 31, 2005	Combined Historical Cyromastor & Reflect	Pro Forma Adjustment	Pro Forma Combined Cryomastor & Reflect December 31, 2005
ASSETS

Current Assets:
Cash	$4,807	$492,102	$496,909	$-	$496,909
Receivables		317,274	322,174	-	317,274
Inventory	-	305,684	305,684	-	305,684
Prepaid assets	-	4,363	4,363	-	4,363
Total Current Assets	4,807	1,119,423	1,124,230	-	1,124,230

Fixed assets, (net)	70,726	20,950	91,676	-	91,676

Other Assets:
Deposits	-	5,350	5,350	-	5,350
Intangibles	9,085	-	9,085	4,851,576	4,860,661
Accumulated amortization	-	-	-	(205,452)	(205,452)
Total Other Assets	9,085	5,350	14,435	4,646,124	4,660,559
TOTAL ASSETS	$89,518	$1,145,723	$1,235,241	$4,646,124	$5,876,465

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 12 – ACQUISITION OF CRYOMASTOR, INC. (continued)

	Cryomastor As of December 31, 2005	Reflect as of December 31, 2005	Combined Historical Cyromastor & Reflect	Pro Forma Adjustment	Pro Forma Combined Cryomastor & Reflect December 31, 2005
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$10,214	$176,644	$186,858	$-	$186,858
Common stock payable	-	-	-	1,000,000 (1)	1,000,000
Accrued liabilities	76,034	2,343	78,377	-	78,377
Income taxes payable	-	23,077	23,077	-	23,077
Total Current Liabilities	86,248	202,069	288,312	1,000,000	1,288,312
Non-current liabilities:
Deferred income taxes	-	32,823	32,823	-	32,823
Notes payable	302,671	-	302,671	-	302,671
Total non-current liabilities	302,671	32,823	335,494	-	335,494
Total Liabilities	388,919	234,892	623,806	1,000,000	1,623,806
Stockholders' Equity:
Preferred stock	-	100	100	-	100
Common Stock	10,000	255,300	265,300	30,000 (1)	-
	-	-	-	(30,000) (1)	285,300
Stock subscription receivable	(4,900)	-	(4,900)	-	(4,900)
Additional Paid-in Capital	-	1,210,337	1,220,337	3,720,000 (1)	-
	-	-	-	73,413 (1)	5,003,750
Accumulated deficit during the Development Stage	(309,401)	-	(309,401)	309,401	-
Retained earnings	-	(554,901)	(554,901)	(476,690)	(1,031,591)
Total Stockholders' Equity	(299,401)	910,836	611,435	3,646,124	4,252,659
TOTAL LIABILTIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$89,518	$1,145,723	$1,235,241	$4,646,124	$5,876,465
	Cryomastor As of December 31, 2005	Reflect as of December 31, 2005	Combined Historical Cyromastor & Reflect	Pro Forma Adjustment	Pro Forma Combined Cryomastor & Reflect December 31, 2005
Sales	$-	$2,241,069	$2,241,069	$-	$2,241,069
Cost of Sales	-	1,323,883	1,323,883	-	1,323,883
Salaries and wages	-	362,935	362,935	-	362,935
Payroll Taxes	-	29,795	29,495	-	29,495
Rent expense	-	79,587	79,587	-	79,587
General & Administrative	12,301	380,845	393,146	205,452	(2) 598,598
Income (loss) from operations	(12,301)	64,324	52,023	(205,452)	(153,429)
Other income (expense)
Interest expense	-	(9,261)	(9,261)	-	(9,261)
Loss on purchase of patent	(297,100)	-	(297,100)	-	(297,100)
Total other income (expense)	297,100	(9,261)	(306,361)	-	(306,361)
Income tax expense	-	(16,900)	(16,900)	-	(16,900)
Net Income (loss)	$(309,401)	$38,163	$(271,238)	$(205,452)	$(476,690)
Basic loss per share	(.17)	(0.00)	(0.00)	-	(0.02)
Weighted average shares Outstanding	1,808,219	24,441,014	24,441,014	-	27,441,014

Description of Adjustments and Other Notes

(1)     To eliminate the accumulated deficit during the development stage of Cryomastor and the paid in capital of Reflect as of the date of the merger.

(2)     To record 12 months of amortization for patent purchased by Reflect as a result of the merger.

REFLECT SCIENTIFIC, INC.

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007 and December 31, 2006

REFLECT SCIENTIFIC, INC.

Consolidated Balance Sheet

ASSETS

June 30, 2007
(Unaudited)
CURRENT ASSETS

Cash	$1,885,433
Accounts receivable	1,402,013
Other receivables	8,599
Inventory	598,987
Prepaid assets	343,740

Total Current Assets	4,238,772

FIXED ASSETS, NET	246,625

OTHER ASSETS

Intangible assets, net	7,114,124
Income tax receivable	24,761
Deferred tax asset	316,000
Long term prepaid asset	272,223
Deposits	3,100

Total Other Assets	7,730,208

TOTAL ASSETS	$12,215,605

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Consolidated Balance Sheet (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

June 30, 2007
(Unaudited)
CURRENT LIABILITIES

Short term loan	$203,087
Accounts payable	302,114
Accrued expenses	80,231
Income taxes payable	400

Total Current Liabilities	585,832

NON-CURRENT LIABILITIES

Debentures, net of Discount Warrant of $1,639,029 and Discount Beneficial Conversion Features of $860,971	-
Notes payable	43,521

Total Non-Current Liabilities	43,521

Total Liabilities	629,353

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Preferred stock, $0.01 per value, authorized 5,000,000 shares; No shares issued and Outstanding	-
Common stock, $0.01 par value, authorized 50,000,000 shares; 35,019,483 shares issued and outstanding	350,195
Additional paid in capital	14,184,348
Accumulated deficit	(2,948,291)

Total Shareholders’ Equity	11,862,252

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,215,605

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006

REVENUES	$3,387,617	$624,277	$4,555,637	$1,255,181

COST OF GOODS SOLD	1,643,579	383,796	2,400,567	759,786

GROSS PROFIT	1,744,038	240,481	2,155,070	495,395

OPERATING EXPENSES
Salaries and wages	449,020	112,008	793,812	223,157
Payroll taxes	36,957	10,422	79,078	21,257
Rent expense	52,924	21,398	96,595	38,661
General and administrative expense	1,737,758	269,429	2,115,500	357,030

Total Operating Expenses	2,276,659	413,257	3,084,985	640,105

OPERATING LOSS	(532,621)	(172,776)	(929,915)	(144,710)

OTHER EXPENSE

Interest expense	(484,784)	-	(484,845)	(25)

Total Other Expenses	(484,784)	-	(484,845)	(25)

NET LOSS BEFORE INCOME TAXES	(1,017,405)	(172,776)	(1,414,760)	(144,735)

Income tax benefit (expense)	-	28,110	-	24,329

NET LOSS	$(1,017,405)	$(144,666)	$(1,414,760)	$(120,406)

BASIC AND FULLY DILUTED INCOME(LOSS) PER SHARE	$(0.03)	$(0.01)	$(0.04)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	34,613,003	26,220,112	30,718,815	25,883,593

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2007	2006

Net loss	$(1,414,760)	$(120,406)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	25,741	1,860
Amortization	165,249	7,567
Common stock issued for services	484,574	-
Common stock issued for prepaid services	490,000	-
Changes in operating assets and liabilities:
Increase in restricted cash	-	(258,470)
Increase in accounts receivable	(1,012,422)	(77,321)
Increase in inventory	(234,191)	(238,233)
(Increase) decrease in income tax receivable	1,187	(24,761)
Increase in prepaid asset	(134,785)	(10,000)
Decrease in other assets	10,300	-
Increase (decrease) in accounts payable and accrued expenses	130,675	140,999

Net Cash Used by Operating Activities	(1,488,432)	(578,765)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for intangible assets	-	(1,093,106)
Cash paid for fixed assets	(11,327)	(14,680)

Net Cash Used by Investing Activities	(11,327)	(1,107,786)

CASH FLOWS FROM FINANCING ACTIVITIES
Notes payable	166,549	-
Proceeds from issuance of debentures	2,500,000	-
Proceeds from common stock issuance	447,605	1,348,500

Net Cash Provided by Financing Activities	3,114,154	1,348,500

NET INCREASE (DECREASE) IN CASH	1,614,395	(338,051)

CASH AT BEGINNING OF PERIOD	271,038	492,102

CASH AT END OF PERIOD	$1,885,433	$154,051

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash Paid For:

Interest	$8,859	$25
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES:
Stock issued pursuant to Company mergers	$2,435,870	$-
Common stock issued for services	$484,574	$-
Common stock issued for prepaid services	$490,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Notes to the Consolidated Financial Statements

June 30, 2007 and December 31, 2006

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations.  The information furnished in the interim condensed consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements.  Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company’s most recent audited consolidated financial statements and notes thereto included in its December 31, 2006 financial statements.  Operating results for the three months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

NOTE 2 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cole, Inc. (the Company) was incorporated under the laws of the State of Utah on November 3, 1999. The Company was organized to engage in any lawful activity for which corporations may be organized under the Utah Revised Business Corporation Act.  On December 30, 2003 the Company changed its name to Reflect Scientific, Inc.

Reflect Scientific, Inc. a California corporation, was incorporated on June 14, 1993, under the laws of California to engage in the manufacture of test kits for use in scientific studies.

On December 30, 2003, pursuant to an Agreement and Plan of Reorganization, the Company completed a reverse merger with the shareholders of Reflect Scientific, Inc. in which it acquired 100% of Reflect Scientific, Inc., a California corporation in exchange for 22,914,949 common shares of the Company.  The terms of the acquisition are detailed in an 8-K filing dated December 31, 2003.  Under the terms of the agreement, the President of Reflect Scientific, Inc. became the President of the Company and was elected to the Board of Directors the acquisition was accounted for as a recapitalization of Reflect Scientific, Inc. because the members of Reflect Scientific, Inc. controlled the Company after the acquisition.  Reflect Scientific, Inc. was treated as the acquiring entity for accounting purposes and Cole, Inc. was the surviving entity for legal purposes.  There was no adjustment to the carrying values of the assets or liabilities of Reflect Scientific, Inc. and no goodwill was recorded. The operations for the year ended December 31, 2006 and 2005 are those of Reflect Scientific, Inc.

REFLECT SCIENTIFIC, INC.

Notes to the Consolidated Financial Statements

June 30, 2007 and December 31, 2006

NOTE 2 - ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

Effective January 19, 2007 the Company finalized an Agreement and Plan of Merger agreement with All Temp Engineering, Inc.  Effective March 6, 2007, the Company finalized an Agreement and Plan of Merger agreement with Image Labs, International.  The terms of the agreements are detailed in a 10-QSB filing dated March 31, 2007.  The Company entered into these mergers after considering All Temp’s and Image Lab’s business history, financial condition, and intellectual property.  The Company has a desire to expand its services and attract and retain talented technical personnel and believed there were strategic and financial advantages to combining the businesses.

NOTE 3 – CONVERTIBLE DEBENTURES AND WARRANTS

On June 29, 2007, the Company entered into an agreement to sell $2,500,000 in 12% senior convertible debentures with a maturity date of June 29, 2009, with interest due quarterly.   At the closing, the Company prepaid the first two quarterly interest payments out of proceeds of the offering from escrow for a total of $150,000.  The agreement allows for the Company to pay the interest in cash or in duly authorized, validly issued, fully paid and non-assessable shares of common stock at the interest conversion rate, or a combination thereof.

The debentures have a conversion price of $0.65.  If the Company, at any time while the debenture is outstanding, pays stock dividends, subdivides outstanding shares, sells or grants any option to purchase or dispose of common stock at an effective price lower than the conversion price, issue rights, options or warrants at a price lower than the conversion price, etc., the Company shall promptly deliver to each Holder a notice setting forth the conversion price after such adjustment and provide a brief statement of facts requiring such adjustment.   In addition, if the volume weighted average price for each of any 20 consecutive trading days exceeds 250% of the conversion price, the Company may, within one trading day deliver a written notice to the holder and force the holder to convert a principal amount of the debenture equal to all or part of the holder’s portion of the forced conversion amount.

The agreement also provides for the issuance of 1,923,077 A warrants and 1,923,077 B warrants.  The warrants are exercisable at a price of $0.80 per share for the A warrant and $1.00 per share for the B warrant and expire June 29, 2012.  The Company valued the warrants using the Black-Scholes option pricing model.  Then the Company allocated a portion of the proceeds to the warrants, based on the relative fair value basis, in the amount of $1,639,029 which is recognized as a contra liability account and will be amortized as interest expense over the 2 year term of the agreement.  The intrinsic value of beneficial conversion of the debentures was valued at $5,677,491, which exceeds the effective value of the debentures of $860,971.  Therefore, the discount assigned to the beneficial conversion feature is limited to $860,971 and is recognized as a contra liability account and will be amortized as interest expense of the 2 year term of the agreement.

As payment for services provided, the Company also issued 192,308 A warrants and 192,308 B warrants which were valued at $475,925 using the Black-Scholes option pricing model and expensed in the current period.

REFLECT SCIENTIFIC, INC.

Notes to the Consolidated Financial Statements

June 30, 2007 and December 31, 2006

NOTE 3 – CONVERTIBLE DEBENTURES AND WARRANTS (continued)

The debentures and warrants have anti-dilution protections, and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants.

A summary of the status of the Company’s outstanding stock warrants as of June 30, 2007 and changes during the period then ended is presented below:

	2007
	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	-	$-
Granted	4,230,770.90
Expired/Cancelled	-	-
Exercised	-	-

Outstanding end of year	4,230,770	$.90

Exercisable	4,230,770	$.90

	Outstanding		Exercisable
Range of Exercise Prices	Number outstanding at June 30, 2007	Weighted Average Remaining Contractual Life	Number Exercisable at June 30,2007
$0.80	2,115,385	6.00	2,115,385
1.00	2,115,385	6.00	2,115,385

	4,230,770		4,230,770

NOTE 4 – EQUITY TRANSACTIONS

During the period ended June 30, 2007, the Company issued 2,000,000 shares issued pursuant to the merger with All Temp for $2,120,000; 525,000 shares issued pursuant to the purchase of Image Labs for $509,250; 500,000 shares issued as part of an employment agreement valued at $490,000; and 874,404 shares valued at $655,802 issued for cash; 431,235 shares valued at $445,526 issued for services.  Paid in capital was increased by $2,975,925 as a result of the debenture agreement noted in Note 3, and there was additional contributed capital in the amount of $26,416 for donated services and $25,000 received in cash.

PART 11 – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - Indemnification of Directors

Our officers and directors may be indemnified as provided by the Utah Revised Business Corporation Act (the “URBCA”) and our bylaws. Under the URBCA, director immunity from liability to a company or its shareholders for monetary liabilities is permitted if contained in the company's articles of incorporation or bylaws. Excepted from that indemnification are:

(1)	an intentional infliction of harm on Reflect Scientific or its shareholders;

(2)

An intentional violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	An unlawful distribution.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for the indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by the director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

Reflect Scientific has agreed to indemnify, defend and hold the selling security holder harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of , result from or relate to any breach of the stock purchase agreement or failure to perform with respect to any of its representations, warranties, or covenants contained therein.    In no event shall Reflect Scientific or the selling security holder be entitled to recover consequential or punitive damages resulting from a breach or violation of the stock purchase agreement nor shall any party have liability in the event of gross negligence or willful misconduct or the indemnified party.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$199.14
Transfer Agent fees	$1,000
Accounting and auditing fees and expenses	$15,000
Legal fees and expenses	$17,000

Total	$33,199.14

Item 26.  Recent Sales of Unregistered Securities

During the last three years, we issued the following unregistered securities:

Common Stock Issued in Reflect California  Reorganization Completed December 31, 2003

Name and Address*	Number of Shares Owned of Reflect California	Number of Shares of Our Common Stock Received in Exchange
Kim Boyce 1270 South 1380 West Orem, Utah 84058	8,171	18,723,250
Michael Dancy Suite 205 455 East 500 South Salt Lake City, Utah 84111	43.6	100,000
Diversified Instruments, LLC 528 14th Avenue Salt Lake City, Utah 84103	733.8	1,681,500
David Nelson Suite 200 455 East 500 South Salt Lake City, Utah 84111	43.6	100,000
SCS, Inc. Suite 200 455 East 500 South Salt Lake City, Utah 84111	1,008	2,310,199
Totals	10,000	22,914,949

During the year ended December 31, 2005, we sold 700,000 shares of our 2004 Series A Convertible Preferred Stock at an offering price of $1.00 per share to 26 persons who were “accredited investors” as that term in defined in Regulation D of the Securities and Exchange Commission.

During the calendar year ended December 31, 2005, 690,000 shares of this class of our preferred stock were converted by the holders thereof into 1,150,002 shares of our common stock.

Effective May 6, 2005, we issued 380,000 shares of our common stock to eleven persons, which included three of our directors and executive officers, for services rendered and valued at approximately $0.03 per share.

The remaining 10,000 shares of our outstanding 2004 Series A Convertible Preferred Stock was converted to 16,667 shares of our common stock.

In 2006, we issued 400,000 shares of our common stock for $0.80 per shares; and 1,073,500 shares of our common stock for $1.00 per share in two separate private placements.  Additionally, in 2006, we issued 415,000 and 53,675 shares of our common stock for services.

In 2006, we also issued 200,000 shares in connection with the JMST acquisition; and 3,000,000 shares in connection with the Cryometrix merger.

On January 29, 2007, we issued 2,000,000 shares of our common stock to the four shareholders of All Temp as part of the acquisition of All Temp and on February 29, 2007 we issued 525,000 shares of our common stock to the one shareholder of Image Labs.

During the quarter ended June 30, 2007, we issued shares:

To whom	Date	Number of shares	Consideration
Sales to accredited investors	4/30/2007	465,969	$.75 per share
Employees	5/2/2007	285,000	Services
Consultant	5/2/2007	50,000	Services
V Finance Investments	5/2/2007	35,000	Services
Sales to accredited investors	6/27/2007	133,334	$.75 per share

On June 29, 2007, Reflect Scientific pursuant to the securities purchase agreement sold to five institutional investors  convertible debentures in the aggregate principal amount of $2,500,000 and stock purchase warrants exercisable over a five year period for 3,846,154 shares of common stock (the “Warrants”) in a private placement.   All purchasers are “accredited investors” and a form D was filed covering this transaction.  The selling shareholders all purchased in this placement.

We issued all of these securities to persons who were “accredited investors” or “sophisticated investors” as those terms are defined in Regulation D of the Securities and Exchange Commission; and each such investor had prior access to all material information about us. We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the Securities and Exchange Commission. Sales to “accredited investors” are preempted from state regulation.

Item 27.  Exhibits

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed.

Exhibit No.	Title of Document	Location if other than attached hereto
3.1	Articles of Incorporation	10-SB Registration Statement*
3.2	Articles of Amendment to Articles of Incorporation	10-SB Registration Statement*
3.3	By-Laws	10-SB Registration Statement*
3.4	Articles of Amendment to Articles of Incorporation	8-K Current Report dated December 31, 2003*
3.5	Articles of Amendment to Articles of Incorporation	8-K Current Report dated December 31, 2003*
3.6	Articles of Amendment	September 30, 2004 10-QSB Quarterly Report*
3.7	By-Laws Amendment	September 30, 2004 10-QSB Quarterly Report*
4.1	Debenture	8-K Current Report dated June 29, 2007*
4.2	Form of Purchasers Warrant	8-K Current Report dated June 29, 2007*
4.3	Registration Rights Agreement	8-K Current Report dated June 29, 2007*
4.4	Form of Placement Agreement	8-K Current Report dated June 29, 2007*
5.1	Legal Opinion and Consent	This Filing
10.1	Securities Purchase Agreement	8-K Current Report dated June 29, 2007*
10.2	Placement Agent Agreement	8-K Current Report dated June 29, 2007*
10.3	JMST Purchase Agreement	8-k Current Report dated April 4, 2006*
10.4	Cryomastor Merger Agreement	8-K Current Report dated April 19, 2006*
10.5	Image Labs Merger Agreement	8-K Current Report dated November 15, 2006*
10.6	All Temp Merger Agreement	8-K Current Report dated November 17, 2006*
14	Code of Ethics	December 31, 2003 10-KSB Annual Report*
21	Subsidiaries of the Company	December 31, 2006 10-KSB Annual Report*
23.1	Consent of Victor D. Schwarz, PC, Attorney at Law (see exhibit 5.1)	This Filing
23.2	Consent of HJ & Associates, LLC – Independent Registered Public Accounting Firm	This Filing

* Previously filed with the Securities and Exchange Commission in the form indicated and incorporated by reference.

Item 28.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

	(c)	include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)      Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     (ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small     business issuer or used or referred to by the undersigned small business issuer;

     (iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     (iv)     Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Provo, State of Utah on November 8, 2007.

REFLECT SCIENTIFIC, INC.

Date:	November 8, 2007	By:	/s/Kim Boyce
Kim Boyce President and Chief Executive Officer

Date:	November 8, 2007	By:	/s/David Strate
David Strate Principal Accounting Officer/Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kim Boyce as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on November 8, 2007.

Signature	Name and Title

/s/Kim Boyce	Kim Boyce, Director, Chief Executive Officer
Date: November 8, 2007	(Principal Executive Officer)

/s/Tom Tait	Tom Tait, Vice President, Director
Date: November 8, 2007

/s/Craig D. Morrison	Craig D. Morrison, Director
Date: November 8, 2007

/s/David Strate	David Strate, Principal Accounting Officer
Date: November 8, 2007	(Principal Accounting/Financial Officer)